EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

KELLY SERVICES, INC.,

MICHAEL SHUMAN,

JILL HAFETZ AS TRUSTEE of THE MICHAEL A. SHUMAN IRREVOCABLE GST TRUST OF 2019 DATED AUGUST 22, 2019,

AND

SOFTWORLD, INC.

Dated as of April 5, 2021

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
8.15	Counterparts	65
8.16	Time of Essence	65
8.17	Conflict Between Transaction Documents	65
8.18	Deliveries to Purchaser	65
8.19	Prevailing Party	65
8.20	Appointment of Seller Representative	65

-iii-

Schedules and Exhibits

Exhibit A – Working Capital Example

Exhibit B – R&W Insurance Policy

Exhibit C – Offer Letters

Exhibit D – Business Protection Agreements

Exhibit E – Phantom Award Releases

Exhibit F – Consent Certificate

Exhibit G – Seller Representative Certificate

Exhibit H – Allocation Schedule

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 5, 2021 (the “Agreement”), by and among Kelly Services, Inc., a Delaware corporation (“Purchaser”), Michael Shuman (“Shuman”) and Jill Hafetz, as trustee (“Trustee”) of The Michael A. Shuman Irrevocable GST Trust of 2019 dated August 22, 2019 (“Trust,” together with Shuman, “Sellers,” and each a “Seller”), Michael Shuman, as representative for and acting on behalf of Sellers (the “Seller Representative”), and Softworld, Inc., a Massachusetts corporation (the “Company”).

R E C I T A L S:

WHEREAS, Sellers own all of the issued and outstanding shares of stock of the Company (such shares, the “Shares”) and desire to sell such Shares to Purchaser (the “Share Sale”), and Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Principles” means GAAP.

“Actual Adjustment” means (i) the Final Purchase Price minus (ii) the Estimated Purchase Price.

“Adjustment Escrow Account” means an account held by the Escrow Agent pursuant to the Escrow Agreement into which Purchaser has deposited the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $2,000,000.

“Adjustment Time” means 11:59 p.m., Boston, MA time, on the Closing Date; provided, however, that, for avoidance of doubt, all effects arising from the consummation of the transactions contemplated hereby, including any debt financing arranged by Purchaser, will be disregarded for the purposes of any determination of Closing Cash, Company Indebtedness at Closing, and Closing Working Capital.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Assets” means all properties and assets of the Company used in the conduct of its business.

“Books and Records” means all books, files, reports, invoices, Contracts, plans, records, manuals, maps and engineering data held by or on behalf of the Company and other records of the Company (including any original or other source documents or materials).

“Business Day” means any day of the year on which national banking institutions in Boston, MA, are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means any individual employed by the Company as of the date hereof.

“Cash and Cash Equivalents” means all cash and cash equivalents of the Company calculated in accordance with the Accounting Principles. For the avoidance of doubt, Cash and Cash Equivalents shall be (i) reduced by (A) checks and drafts written by the Company but not yet cleared as of the Adjustment Time and (B) Restricted Cash and (ii) increased by checks and drafts for the benefit of the Company which have been received by the Company but not yet cleared as of the Adjustment Time.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“Closing Cash” means all Cash and Cash Equivalents of the Company as of the Adjustment Time.

“Closing Taxes” means an amount equal to the aggregate amount of unpaid net income tax liabilities of the Company for the taxable years that ended on December 31, 2020 and for the taxable years (or portions thereof in the case of a Straddle Period) ending on the Closing Date, and (without duplication) Company Section 338(h)(10) Taxes incurred as a result of the Election on the Closing Date, provided that the calculation of Closing Taxes shall (A) take into account estimated (or other prepaid) Tax payments, (B) be determined assuming that all income Tax Returns and net income Taxes of the Company that have not yet been filed or paid will be filed or paid in accordance with past practice of the Company for purposes of determining its Tax filing and payment responsibilities and obligations (taking into account the impact of any Election delivered at the Closing), (C) take into account all Transaction Tax Deductions, for the period (or portion thereof) ending on the Closing Date, and (D) with respect to any Straddle Period, be determined consistent with Section 7.4(c), and (E) exclude all deferred Tax liabilities and all composite and similar Taxes.

“Closing Working Capital” shall mean, as of the Adjustment Time, the amount by which (a) the aggregate current assets of the Company exceeds (b) the aggregate current liabilities of the Company (including the employer-portion of any payroll Taxes associated with the normal payroll amounts payable for the period through the Closing Date), each calculated in accordance with the principles set forth in the Working Capital Example and on a basis consistent with the Accounting Principles, provided, however, that (i) “current assets” shall exclude (A) all Closing Cash and (B) any other adjustments to “current assets” explicitly set forth in the Working Capital Example (as defined below), and (ii) “current liabilities” shall exclude (A) all Company Indebtedness, Company Transaction Expenses and expenses of the Company for which Sellers are responsible in accordance with Section 8.2, including any related accruals or reserves therefor, (B) except with respect to the employer-portion of payroll Taxes referenced in clause (b) of this definition, any Tax obligations (including any Company Section 338(h)(10) Taxes) and liabilities, including deferred Tax items, and (C) any other adjustments to “current liabilities” explicitly set forth in the Working Capital Example. For purposes of this definition, including the calculation of “current assets” and “current liabilities,” and Article II, the parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the transactions contemplated by this Agreement. An illustrative calculation of Closing Working Capital as of February 28, 2021 is set forth on Exhibit A hereto (the “Working Capital Example”).

“Closing Working Capital Deficit” means the amount, if any, by which Closing Working Capital is less than the Closing Working Capital Target.

“Closing Working Capital Excess” means the amount, if any, by which Closing Working Capital exceeds the Closing Working Capital Target.

“Closing Working Capital Target” means $17,042,119.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Indebtedness” means, with respect to the Company, all (A) indebtedness for borrowed money (including all principal, interest, premiums, penalties, and breakage fees) owed under any credit facility, note, bond, debenture, other debt security, credit or charge card or guaranty and all accrued interest thereon, (B) obligations (including breakage costs) payable under interest rate protection agreements, (C) all obligations for reimbursement of any letters of credit, performance or completion bonds, surety bonds, corporate guarantees or similar instruments under which advances or other amounts have been drawn or are outstanding, to the extent that they have been drawn or are outstanding, (D) obligations under leases that are required to be capitalized in accordance with GAAP, (E) any obligation for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (F) all obligations under, or evidenced by, notes, bonds, debentures, hedging and swap arrangements, caps, collars or other hedging transactions (valued at the termination cost thereof), (G) all “earn out”, contingent purchase price, deferred purchase price or similar contingent payment obligations under any Contract that relates to the acquisition of any business or assets, (H) all obligations in respect of accrued or declared but unpaid dividends or other distributions, (I) Closing Taxes, (J) the principal amount of, all accrued and unpaid interest on, and other payment obligations arising under any indebtedness referred to in the preceding clauses (A) through (H) through the Closing and any prepayment penalties, premiums, consent or other fees, costs, breakage or other amounts payable upon the discharge thereof at the Closing or other costs incurred in connection with the repayment or assumption of such indebtedness, and (K) all obligations of indebtedness of others referred to in the preceding clauses (A) through (H), whether guaranteed directly or indirectly in any manner by the Company or secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Assets. Notwithstanding the foregoing, Company Indebtedness shall exclude (i) any operating or other lease obligations (other than in clause (D), above), (ii) any undrawn letters of credit, bankers acceptances or similar obligations of the Company, or incurred in connection with performance guaranties or related to insurance obligations (including undrawn letters of credit supporting insurance policies for workers’ compensation), (iii) any performance or surety bonds, performance guaranties or similar financial commitments, (iv) Taxes except to the extent a Tax is specifically referenced in clauses (A) through (I) above, and (v) any liabilities included in Closing Working Capital or Company Transaction Expenses.

“Company Section 338(h)(10) Taxes” means any Taxes imposed on the Company as a result of an Election (including any Illinois Personal Property Replacement Tax resulting from an additional net business income apportioned or allocated to Illinois as a result of an Election for such period).

“Company Transaction Expenses” means (i) all fees and expenses incurred on or before the Closing Date and paid on or after the Closing Date or payable or reimbursable by the Company to the extent related to, or arising out of, the sale of the Company and the transactions contemplated by this Agreement and the process by which Seller and the Company solicited, discussed and negotiated strategic alternatives, including accounting, consulting, legal, tax, advisory and investment banking fees and expenses, (ii) all success, sale, change of control, transaction, retention bonuses or similar amounts payable or other forms of compensation (plus the employer portion of any associated payroll Taxes required to be paid by the Company with respect thereto) to the extent that it becomes payable by the Company as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement to any present or former director, stockholder, employee, independent contractor or consultant thereof, including pursuant to the Phantom Stock Agreements and any employment agreement, independent contractor agreement, benefit plan or other contractual obligation, and (iii) fifty percent (50%) of the cost of the D&O Tail Policy.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated November 10, 2020, between Kelly Services, Inc. and Softworld, Inc.

“Consent” means, with respect to any Person, any approval, authorization, exemption, waiver, permission or consent of any kind of such Person required in order to consummate the Share Sale and other transactions contemplated by this Agreement.

“Consolidated Group” means an “affiliated group” as that term is defined pursuant to Section 1504(a)(1) and (a)(2) of the Code (or any similar provision of state, local or non-U.S. Tax Law) of corporations that file Tax Returns on a consolidated, unified, combined or group basis.

“Contract” means any written or oral contract, agreement, lease, license, commitment, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement.

“Copyrights” has the meaning set forth in Section 1.1 in the Intellectual Property definition.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act, and any reasonable actions taken or planned to be taken in response thereto.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any resurgence or evolutions or mutations thereof and/or any related or associated outbreaks, epidemics and/or pandemics.

“DCSA” means the Defense Counterintelligence and Security Agency, a branch of the United States Department of Defense.

“Deloitte” means Deloitte Corporate Finance LLC.

“Disclosure Schedules” means the Schedules to this Agreement referenced in Article IV and Article V.

“DSS” means the Defense Security Services of the United States Department of Defense.

“Election” means the election to have the provisions of Section 338(h)(10) of the Code and Treasury Regulations section 1.338(h)(10)-1, and corresponding or similar provisions of state and local law, apply to the purchase and sale of the Shares pursuant to this Agreement.

“Environmental Law” means any applicable federal, state or local statute, regulation, ordinance, or other legal requirement currently in effect relating to the protection of the environment or natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be, at a relevant time, treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means an escrow agreement among Purchaser, Seller Representative, and the Escrow Agent.

“Estimated Purchase Price” means the Base Price (i) minus the Estimated Company Indebtedness, (ii) minus the Estimated Company Transaction Expenses, (iii) plus the Estimated Closing Cash, and (iv) as applicable, (a) plus the Estimated Closing Working Capital Adjustment, if it is a positive number, (b) minus the Estimated Closing Working Capital Adjustment, if it is a negative number or (c) plus zero, if there is no Estimated Closing Working Capital Adjustment.

“FCL” means a facility security clearance as defined in the NISPOM.

“Final Purchase Price” means the Purchase Price as finally determined pursuant to Section 2.3.

“FOCI” means Foreign Ownership, Control or Influence, as defined in the NISPOM.

“Fraud” means a Party’s misrepresentation of material fact in the making of a representation or warranty set forth in this Agreement or in any Company Document that is made with actual knowledge of its falsity, with the specific intent to induce the other Party to act or refrain from acting, and upon which another Party justifiably relied, all as determined under Delaware Law and specifically excluding any fraud claim based on negligence, recklessness, imputed or constructive knowledge, equitable fraud, statute or other theory.

“FTC” means U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement, but without applying ASC 606.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its legal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership would be its certificate of formation and its limited partnership agreement, and the “Governing Documents” of a limited liability company would be its certificate of formation and its limited liability company agreement.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether U.S. or foreign, and whether federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Agreement” means all agreements that include rights to indemnification between the Company, on the one hand, and any person who at or prior to the Closing was a director or officer of the Company, on the other hand (for clarity, excluding the Governing Documents of the Company).

“Intellectual Property” means all intellectual property rights owned or licensed by the Company, or otherwise used in the operation of its business, anywhere in the world and all legal rights, title or interest in, under or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, revisions, extensions, reissues of patent applications, renewals or reexaminations thereof and patents issuing thereon (collectively, “Patents”), (ii) all registered and unregistered trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and mask work rights (registered and unregistered) and all registrations and applications therefor and works of authorship (collectively, “Copyrights”), (iv) all social media accounts of the Company, (v) all computer software (including source code, executable code, data, databases, systems and related documentation), firmware, development tools, algorithms, files, records, technical drawings and related documentation, and manuals, (vi) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Sellers”, “to Sellers’ Knowledge” or similar phrases means the actual knowledge of Robert Marini, Michael Shuman, David Teitelman, Mark Finocchario or Tim Southwick and the knowledge that each such person would reasonably be expected to have after reasonable inquiry into the subject matter of the relevant representation and warranty.

“Law” means any federal, state, local or non-U.S. law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, claims, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Marks” has the meaning set forth in Section 1.1 in the Intellectual Property definition.

“Material Adverse Effect” means any change, occurrence, event, effect, circumstance or other matter that has, or would reasonably be expected to have, either individually or in the aggregate with all other changes, occurrences, events, effects, circumstances or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, Assets, Liabilities, condition (financial or otherwise), operations or results of operations of the Company, taken as a whole or (b) the ability of the Company or either Seller to perform its or his obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement, excluding any change, occurrence, event, effect, circumstance or other matter resulting directly or indirectly from (i) international, national, regional, local or industry-wide political, economic or business conditions (including financial, banking, credit, commodities, securities and capital market conditions and any disruption thereof or decline in the price of any security or any market index), (ii) acts of war (whether or not declared), sabotage, terrorism or military actions (including the commencement, continuation or the escalation thereof), hurricanes, pandemics (including the COVID-19 Pandemic or any COVID-19 Measures), earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events, (iii) conditions generally affecting the industry in which the Company operates, (iv) actual or proposed adoption of or changes in Laws or accounting regulations or principles (including GAAP) or actual or proposed changes in interpretation thereof, (v) any failure, in and of itself, of the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (vi) action(s) consented to in writing by Purchaser, (vii) Purchaser’s breach of this Agreement or any Purchaser Documents, or (viii) the execution, announcement or pendency of this Agreement or of the Closing or the taking of any action expressly contemplated or required by this Agreement or the consummation of the transactions contemplated hereby, except, in the case of clauses (i) through (iv), to the extent that such change, occurrence, event, effect, circumstance or other matter adversely affects the Company in a substantially disproportionate manner relative to other participants in its industry and markets.

“NISPOM” means the National Industrial Security Program Operating Manual, 32 C.F.R. §117, formerly DOD 5220.22-M.

“Order” means any order, injunction, judgment, decree, ruling, writ, stipulation, determination or award entered by or with any Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of the Company’s business, consistent with past practice (it being understood that actions taken in response to the COVID-19 Pandemic, including any COVID-19 Measures, that were outside of the ordinary and usual course of the Company’s business, consistent with past practices prior to or apart from the effects of the COVID-19 Pandemic, shall not be considered to have been taken in the Ordinary Course of Business).

“Party” means a named party to this Agreement and “Parties” means the named parties to this Agreement, collectively.

“Pass-Through Income Tax Return” means any federal, state, local or non-U.S. Tax Return (including any schedule or attachment thereto) that reports income with respect to the Company but with respect to which the direct or indirect beneficial owners of the Company are also required to report such income on their respective Tax Returns (in whole or in part) or pay the related or associated Tax relating to such income (including, for the avoidance of doubt, IRS Form 1120-S and any similar state or local Tax Return).

“Patents” has the meaning set forth in Section 1.1 in the Intellectual Property definition.

“Permits” means any approvals, authorizations, consents, waivers, licenses, permits or certificates of a Governmental Body, including any FCL.

“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable, which are being contested in good faith by the appropriate proceedings, or for which adequate reserves are maintained on the Interim Balance Sheet; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the Ordinary Course of Business securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained and are reflected on the Interim Balance Sheet; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; (e) survey exceptions, reciprocal easement agreements and similar encumbrances on real property; (f) all applicable zoning, entitlement, conservation restrictions and other similar land use and environmental regulations; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Company or any of its Assets which do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of the Leased Real Property as currently used, occupied and operated by the Company; (h) Liens on Assets that are leased; (i) Liens that will be removed at or prior to Closing; and (j) Liens specifically identified as Liens in the Disclosure Schedules.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Phantom Stock Agreements” means those certain agreements set forth on Schedule 1.1(b).

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company, Sellers, or any of their respective Affiliates, equity holders, managers, officers, employees, agents, advisors (including Deloitte) and attorneys (including Locke Lord LLP or any predecessor or successor law firm of the foregoing) solely to the extent relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Company.

“R&W Insurance Costs” means any and all costs and expenses incurred by Purchaser (or the Company following the Closing Date) in connection with the R&W Insurance Policy, including any and all due diligence fees, underwriting, legal and premium costs, applicable surplus lines or premium tax and any other applicable tax, fee or surcharge related to the R&W Insurance Policy (including reasonable out-of-pocket legal fees and disbursements incurred by Purchaser in connection with obtaining the R&W Insurance Policy).

“R&W Insurance Policy” means that certain representation and warranty policy with policy number AB8H23001, a true, correct and complete copy of which is attached hereto as Exhibit B.

“Registered Intellectual Property” means all Patents and Patent applications, all Copyright registrations and applications, and all Mark registrations and applications that, in each case, are owned by the Company and material to the business of the Company, taken as a whole.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Restricted Cash” means all cash and cash equivalents that are not freely useable and available to the Company due to restrictions or limitations on use or distribution either by Contract or applicable Law.

“Subsidiary” means any Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the pertinent Person.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information return or statement, including any schedule or attachment thereto and including any amendment thereof required under applicable Law to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or non-U.S. taxes, including, without limitation, all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) amounts described in this paragraph imposed on the Company as a result of being a member prior to the Closing Date of an affiliated, consolidated, combined or unitary group (other than, in each case, such a group consisting solely of the Company and its Subsidiaries), including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law and (iv) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, or by Contract (other than a Contract entered into in the ordinary course the principal purpose of which does not relate to Tax indemnification or sharing), whether or not disputed.

“Taxing Authority” means each national, state, provincial or local government or any governmental, administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.

“Transaction Tax Deductions” means all items of Tax deduction or expense arising or otherwise allowed from (i) Company Transaction Expenses, including (x) the payment of any transaction bonuses and any payments under the Phantom Stock Agreements, and (y) the payment of investment banking fees, legal fees, consulting fees and related expenses in connection with the transactions contemplated by this Agreement, and (ii) amounts included in the determination of Final Purchase Price (whether as reductions thereto or components thereof), including applicable items of Company Indebtedness and liabilities included in the determination of Closing Working Capital.

The following additional terms are defined in the Sections of this Agreement set forth after the respective term below:

Accounting Firm	2.3(c)
Allocation Schedule	7.4(b)(iii)
Agreement	Introduction
Associate	4.20(b)
Balance Sheet Date	4.5(a)
Base Price	2.2(a)(i)

Breach	4.22(a)(i)
Business Protection Agreements	3.2(b)(iv)
Closing	3.1
Closing Date	3.1
Closing Estimate	2.3(a)
Closing Statement	2.3(b)
Collective Bargaining Agreements	4.12(a)
Company Benefit Plan	4.11(a)
Company Documents	4.2
Company Intellectual Property	4.9(a)
Company Systems	4.9(e)
Confidential Information	4.22(a)(ii)
Continuing Employees	7.10(a)
Cyber Attacks	4.9(e)
D&O Costs	7.1(b)
D&O Expenses	7.1(b)
D&O Indemnified Person	7.1(a)
D&O Indemnifying Party	7.1(b)
D&O Indemnifiable Claim	7.1(b)
D&O Tail Policy	7.1(c)
Disputed Items	2.3(c)
Equityholder Parties	7.5(b)
Estimated Closing Cash	2.3(a)
Estimated Closing Working Capital	2.3(a)
Estimated Closing Working Capital Adjustment	2.3(a)
Estimated Company Indebtedness	2.3(a)
Estimated Company Transaction Expenses	2.3(a)
Extraordinary Transaction	7.4(g)
Financial Statements	4.5(a)
Government Contracts	4.10(a)(xix)
Interim Balance Sheet	4.5(a)
Leased Real Property	4.16(b)
Licenses	4.9(a)
Material Contracts	4.10(a)
NISPOM Notice	4.14(c)
Offer Letters	3.2(b)(iii)
Other Tax Action	7.4(d)(i)
Payoff Letters	3.2(a)(i)
Personal Information	4.22(a)(iii)
Phantom Award Releases	3.2(b)(v)
Policies	4.19
PPACA	4.11(c)
Pre-Closing Tax Period	7.4(a)(ii)(B)
Preliminary Closing Statement	2.3(a)

Privacy Laws	4.22(a)(iv)
Process/ Processed/Processing	4.22(a)(v)
Purchase Price	2.2(a)
Purchaser	Introduction
Purchaser Controlled Action	7.4(d)(ii)
Purchaser Documents	6.2
Real Property Leases	4.16(b)
Releasee	7.8
Released Claims	7.8
Releasor	7.8
Restricted Business	7.11(a)
Restricted Employee	7.11(b)
Restricted Period	7.11(a)
Retention Period	7.3
Section 338(h)(10) Forms	7.4(b)(ii)
Securities Act	6.4
Seller/Sellers	Introduction
Seller Documents	5.2
Seller Representative	Introduction
Seller Returns	7.4(a)(ii)(A)
Seller Tax Action	7.4(d)(i)
Seller Tax Benefit	7.4(a)(ii)(C)(ii)
Share Sale	Recitals
Shares	Recitals
Shuman	Introduction
Straddle Period	7.4(a)(ii)(B)
Tax Action	7.4(d)(i)
Top Customers	4.21(a)
Top Vendors	4.21(b)
Trustee	Introduction

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” or “Dollars” means U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE SHARES SALE

2.1 Sale and Purchase of Shares. At the Closing (a) Sellers shall sell, assign and transfer to Purchaser all of the Shares, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), and (b) Purchaser shall pay and deliver the Purchase Price to Sellers and other Persons as set forth in Section 2.2(b) and take the other actions described in this Article II.

2.2 Purchase Price.

(a) In full consideration for the transfer of the Shares, Purchaser shall pay in cash an aggregate amount (such amount, the “Purchase Price”) equal to:

(i) Two Hundred and Fifteen Million Dollars ($215,000,000) (the “Base Price”);

(ii) plus the Closing Cash;

(iii) plus, (a) if there is a Closing Working Capital Excess, a positive number equal to the Closing Working Capital Excess or (b) if there is a Closing Working Capital Deficit, a negative number equal to the Closing Working Capital Deficit or (c) if there is no Closing Working Capital Excess or Closing Working Capital Deficit, zero (collectively, the “Closing Working Capital Adjustment”);

(iv) minus the Company Indebtedness; and

(v) minus the Company Transaction Expenses.

(b) Closing Payments. At the Closing, Purchaser will make the following disbursements in cash:

(i) to Sellers, an amount equal to the Estimated Purchase Price, minus the Adjustment Escrow Amount;

(ii) to the holders of Company Indebtedness party to a Payoff Letter, an amount sufficient to pay in full the Company Indebtedness outstanding immediately prior to the Closing, pursuant to the Payoff Letters (provided that, consistent with the flow of funds statement, with respect to any Closing Taxes, such amounts shall be wired to the account of the Company for payment by the Company (and the Company shall make such payments) on the Closing Date of the Closing Tax amounts to the appropriate taxing authorities);

(iii) to the Persons entitled thereto, the Company Transaction Expenses pursuant to the schedule delivered pursuant to Section 3.2(a)(ii), with amounts represented by the line items on such schedule entitled “Transaction Bonuses”, “Phantom Stock Payments” and “Employee Transaction Payments Gross-Up” to be paid through the Company’s payroll as unpaid bonuses and other forms of compensation to each recipient set out in the flow of funds statement, subject to Tax withholding; and

(iv) to the Escrow Agent, the Adjustment Escrow Amount.

2.3 Purchase Price Adjustment.

(a) Preliminary Closing Statement. No fewer than two (2) days prior to the Closing Date, Sellers prepared, or caused to be prepared, and delivered to Purchaser a written statement (the “Preliminary Closing Statement”) containing (i) an estimate (the “Closing Estimate”) of (A) the Closing Working Capital in accordance with the principles set forth on the Working Capital Example and on a basis consistent with the Accounting Principles (the “Estimated Closing Working Capital”), (B) the Closing Working Capital Adjustment (the “Estimated Closing Working Capital Adjustment”), (C) the Closing Cash (the “Estimated Closing Cash”), (D) the Company Indebtedness (the “Estimated Company Indebtedness”), (E) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and (F) based on the foregoing, the Estimated Purchase Price; and (ii) a duly executed written certificate of the Seller Representative that the Preliminary Closing Statement was prepared in good faith in accordance with the definitions of the terms in this sentence and the Accounting Principles, and reasonably specified each item taken into account in Sellers’ proposed calculation of the Estimated Purchase Price.

(b) Closing Statement. Within seventy-five (75) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller Representative a statement (the “Closing Statement”) setting forth in reasonable detail its proposed calculation of (i) the Closing Working Capital prepared in accordance with the principles set forth on the Working Capital Example and on a basis consistent with the Accounting Principles, (ii) the Closing Working Capital Adjustment, (iii) the Closing Cash, (iv) the Company Indebtedness, (v) the Company Transaction Expenses, and (vi) based on the foregoing, the adjusted Purchase Price. The Closing Statement shall be prepared in a manner consistent with each of the definitions of the terms in the immediately preceding sentence and the Accounting Principles. The Closing Statement shall be prepared in good faith, be based on facts and circumstances existing on the Closing Date and shall reasonably specify each item taken into account in Purchaser’s proposed calculation of the Purchase Price. The Closing Statement will entirely disregard (A) any and all effects on the assets or liabilities of the Company as a result of the transactions contemplated hereby (except to the extent resulting from a breach of any representation, warranty or covenants of Sellers herein) or of any financing or refinancing arrangements entered into at any time by Purchaser or any other transaction entered into by Purchaser in connection with the consummation of the transactions contemplated hereby, and (B) any of the plans, transactions, or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities. In its delivery of the Closing Statement, Purchaser shall certify that the Closing Statement was prepared in accordance with this Section 2.3(b). If Purchaser does not deliver a Closing Statement within such seventy-five (75)-day period, then the Actual Adjustment shall be deemed to equal zero.

(c) Dispute. Within sixty (60) days following receipt by the Seller Representative of the Closing Statement, the Seller Representative shall deliver written notice to Purchaser if the Seller Representative disputes any calculation or item set forth in the Closing Statement. If the Seller Representative does not notify Purchaser of a dispute with respect to the Closing Statement within such sixty (60)-day period, such Closing Statement will be final, conclusive and binding on the Parties, and the Closing Statement shall be deemed to set forth the final Closing Working Capital, Closing Working Capital Adjustment, amount of Closing Cash, Company Indebtedness, Company Transaction Expenses, and Purchase Price, in each case, for purposes of determining the Actual Adjustment. In the event of a notification of such dispute, Purchaser and the Seller Representative shall negotiate in good faith to resolve such dispute. If Purchaser and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller Representative advises Purchaser of his objections, then Purchaser and the Seller Representative jointly shall engage RSM US LLP, provided that if RSM US LLP is not willing or unable to accept such engagement, then Purchaser and the Seller Representative shall jointly engage another nationally or regionally recognized accounting firm that is not presently providing and has not provided any of the Parties or their respective Affiliates with services in the last two (2) years, as mutually agreed upon by Purchaser and the Seller Representative (the “Accounting Firm”) to resolve such dispute. As promptly as practicable thereafter, Purchaser and the Seller Representative shall each prepare and submit a presentation to the Accounting Firm regarding the differences, and only such differences, with respect to the Closing Statement (the “Disputed Items”). Purchaser and the Seller Representative will instruct the Accounting Firm to, and the Accounting Firm will, make a final determination of the Disputed Items (and only the Disputed Items) in accordance with the guidelines and procedures set forth in this Agreement, including the Accounting Principles and the definitions of Closing Working Capital, Closing Working Capital Adjustment, Closing Cash, Company Indebtedness, Company Transaction Expenses, and Purchase Price. Purchaser and the Seller Representative will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any Disputed Item greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Seller Representative, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Seller Representative, on the other hand. Purchaser and the Seller Representative will also instruct the Accounting Firm to, and the Accounting Firm will, make its determination based solely on presentations by Purchaser and the Seller Representative that are in accordance with the guidelines and procedures set forth in this Agreement and the Accounting Principles (i.e., not on the basis of an independent review). Purchaser and the Seller Representative will cooperate with the Accounting Firm during the term of its engagement and use their respective reasonable best efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Disputed Items are submitted to the Accounting Firm. Except as Purchaser and the Seller Representative may otherwise agree, all communications between Purchaser and the Seller Representative or any of their respective representatives, on the one hand, and the Accounting Firm, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. The Accounting Firm’s determination will, absent manifest error, be final and binding on the Parties and upon which a judgment may be entered by a court having jurisdiction pursuant to Section 8.3, and will not be subject to court review or otherwise appealable. The process set forth in this Section 2.3 shall be the exclusive remedy for the Parties for any disputes related to items required to be reflected in the Closing Statement or included in the calculation of the Closing Working Capital and the Closing Working Capital Adjustment. The Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(c) and, as so revised, such Closing Statement shall be deemed to set forth the final Closing Working Capital, Closing Working Capital Adjustment, Closing Cash, Company Indebtedness, Company Transaction Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). Each of Purchaser and the Seller Representative will bear its or his own legal, accounting and other fees and expenses of participating in the dispute resolution procedure set forth in this Section 2.3(c). The fees and expenses of the Accounting Firm (i) will be borne by Sellers in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by the Seller Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Disputed Items and (ii) will be borne by Purchaser in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by the Seller Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Disputed Items; provided that in the event a retainer is required by the Accounting Firm, such retainer will be funded equally by Sellers and Purchaser and the cost of the retainer will be reallocated between Sellers and Purchaser consistent with the allocation of the total fees and expenses of the Accounting Firm pursuant to the methodology set forth in this sentence.

(d) Access. Subject to reasonable limitations to minimize disruptions to the operation of the Company’s business, execution of reasonable confidentiality agreements by the Seller Representative and his representatives to protect the Company’s proprietary or confidential information and without obligating Purchaser or the Company to incur any out-of-pocket expenses, Purchaser will, and will cause the Company to, (i) provide the Seller Representative and his representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company for purposes of their review of the Closing Statement, and (ii) cooperate fully with the Seller Representative and his representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Seller Representative or his representatives.

(e) Adjustment.

(i) If the Actual Adjustment is a negative amount (the “Shortfall”), then the Seller Representative and Purchaser shall deliver a joint written instruction to the Escrow Agent within five (5) Business Days from the date on which the Purchase Price is finally determined pursuant to Section 2.3(c), instructing the Escrow Agent to release from the Adjustment Escrow Amount funds in the Adjustment Escrow Account (a) to Purchaser an amount in cash equal to the absolute value of the Actual Adjustment into an account designated in writing by Purchaser, and (b) the remainder, if any, of the Adjustment Escrow Amount in the Adjustment Escrow Account to Sellers by wire transfer to an account designated in writing by the Seller Representative to Purchaser prior to the date such payment is due hereunder. If the Shortfall exceeds the amount contained in the Adjustment Escrow Account, Sellers shall be obligated, jointly and severally, within five (5) Business Days of the determination of such Shortfall pursuant to Section 2.3(c), to deposit or cause to be deposited an amount equal to the difference between the Shortfall and the funds contained in the Adjustment Escrow Account by wire transfer of immediately available funds, into an account designated in writing by Purchaser.

(ii) If the Actual Adjustment is a positive amount, then, within five (5) Business Days from the date on which the Purchase Price is finally determined pursuant to Section 2.3(c), (a) Purchaser shall pay, or cause to be paid, to Sellers an amount in cash equal to the absolute value of the Actual Adjustment, by wire transfer of immediately available funds to an account designated in writing by the Seller Representative to Purchaser prior to the date such payment is due hereunder, and (b) Seller Representative and Purchaser shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Sellers all of the funds contained in the Adjustment Escrow Account.

(iii) If the Actual Adjustment is zero, there will be no adjustment to the Purchase Price pursuant to this Section 2.3(e), and within two (2) Business Days from the date on which the Purchase Price is finally determined pursuant to Section 2.3(b) or 2.3(c), the Seller Representative and Purchaser shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Sellers all of the funds contained in the Adjustment Escrow Account to an account designated in writing by the Seller Representative to Purchaser prior to the date such payment is due hereunder.

(f) Purchaser and the Seller Representative agree to treat any payments required pursuant to Section 2.3(e) as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE III

CLOSING

3.1 Closing Date. The consummation of the Share Sale and the other transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures in “.pdf” format and the delivery of payments by the Purchaser on the date hereof (the “Closing Date”).

3.2 Deliveries by Sellers.

(a) Prior to the Closing, Sellers have delivered or caused to be delivered to Purchaser the following items:

(i) appropriate payoff letters in form and substance reasonably satisfactory to Purchaser with respect to all Company Indebtedness other than Closing Taxes (which Company Indebtedness subject to a payoff letter is set forth on Schedule 3.2(a)) (the “Payoff Letters”) setting forth the aggregate payoff amounts necessary for the satisfaction of the Liabilities of the Company thereunder at the Closing and each of the holders of such Company Indebtedness; and

(ii) a schedule setting forth all Estimated Company Transaction Expenses, including amounts owed to Deloitte, that will be unpaid as of the Closing.

(b) At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following items:

(i) stock certificate representing all of the Shares, each with a duly executed stock power attached in proper form for transfer and reasonably acceptable to Purchaser;

(ii) the Escrow Agreement executed by the Seller Representative;

(iii) an offer letter in the form of Exhibit C executed by the Company and each of the executive employees of the Company identified therein (collectively, the “Offer Letters”);

(iv) noncompetition, nonsolicitation and proprietary information agreements in the form of Exhibit D executed by the Company and each of the executive employees of the Company identified therein (collectively, the “Business Protection Agreements”);

(v) a phantom award acknowledgement and release agreement in the form of Exhibit E executed by the Company and each party to a Phantom Stock Agreement (collectively, the “Phantom Award Releases”);

(vi) resignations effective as of the Closing Date of each director and officer of the Company as Purchaser may have requested in writing prior to the Closing Date;

(vii) a certificate in the form of Exhibit F, dated as of the Closing Date, executed by the Seller Representative confirming that each of the Consents identified on Schedule 4.3 with an asterisk has been obtained and is in full force and effect;

(viii) a certificate in the form of Exhibit G of the Seller Representative dated as of the Closing Date and attaching (A) the Company’s Articles of Incorporation and all amendments thereto, certified by the Secretary of the Commonwealth of Massachusetts not more than five (5) Business Days prior to the Closing Date; (B) the Company’s By-Laws and all amendments thereto; (C) certificates of good standing (or the equivalent) of the Company certified by the Secretary of the Commonwealth of Massachusetts and the Secretary of State of each other jurisdiction where the Company is authorized to do business, each issued not more than ten (10) Business Days prior to the Closing Date; (D) all resolutions of the board of directors of the Company relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(ix) either (x) an IRS Form W-9 duly executed by such Seller or (y) a certification of non-foreign status of such Seller, as the owner of the Company, dated as of the Closing Date and complying with the requirements of Treasury Regulations Section 1.1445-2(b)(2) duly executed by such Seller; and

(x) the Election properly executed by the Sellers.

3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items:

(a) the payments required to be made pursuant to Section 2.2(b); and

(b) the Escrow Agreement executed by the Purchaser and the Escrow Agent.

3.4 Withholding Rights. Purchaser and the Company shall be entitled to deduct and withhold from amounts constituting compensation for payroll Tax purposes that are otherwise payable pursuant to this Agreement such amounts as any such Person is required to deduct and withhold under the Code or any provision of Tax Law, in accordance with Schedule 2.2(b). To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, in each case, in accordance with this Section 3.4, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers and contributed by the Sellers to the Company to be paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date as set forth in this Article IV.

4.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

(b) The Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction where the character of the properties it operates or leases or the nature of its business makes such qualification necessary, except where the failure to be so qualified, authorized or in good standing has not resulted, individually or in the aggregate, in a Material Adverse Effect. Schedule 4.1 sets forth an accurate and complete list of the Company’s jurisdiction of organization and the other jurisdictions in which it is authorized to do business. Sellers have delivered to Purchaser accurate and complete copies of the Company’s Governing Documents as currently in effect, and the Company is not in default under or in violation of any provision thereof. Except as set forth in Schedule 4.1, the Company has never conducted business under any name other than “Softworld, Inc.”

4.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the Company Documents have been duly and validly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Company Documents constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3, the execution and delivery by the Company of this Agreement and the Company Documents does not, and the consummation of the transactions contemplated hereby or thereby, and the compliance by the Company with any of the provisions hereof or thereof, does not (with or without notice, lapse of time or both) (i) result in a conflict with, breach or violate any provisions of the Governing Documents of the Company; (ii) require the consent or notice, conflict with, result in a violation or breach of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under or result in the acceleration of any material Contract, including the Material Contracts, to which the Company is a party or by which any of the Assets are bound, (iii) result in the imposition of any Liens on any of the Shares or any of the Assets (other than, with respect to the Assets, Permitted Liens), or (iv) result in a conflict with, breach or violate any Legal Proceeding, Order or Permit applicable to the Company or the Assets. Each of the Consents identified on Schedule 4.3 with an asterisk has been obtained and is in full force and effect.

(b) No Consent, Order or Permit of, or declaration or filing with, or notification to, or registration with, any Governmental Body is required, on the part of the Company in connection with the execution, delivery and performance of this Agreement or any Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) the NISPOM Notice.

4.4 Capitalization.

(a) There are 1,000 issued and outstanding shares of common stock of the Company. Each such share is held by Sellers, and no shares of capital stock of the Company are held in the treasury. The Shares represent all of the issued and outstanding capital stock of the Company. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable Laws.

(b) Except as set forth on Schedule 4.4, there is no other equity security, or right, agreement, arrangement or commitment of any character evidencing the right to subscribe for any stock or other equity interest of the Company which the Company is or may become obligated to issue, and there are no warrants, preemptive rights, options, calls, commitments, conversion rights, stock appreciation rights, contingent value rights, similar security or right that is derivative of any stock, equity interest, security, or any other interest, or other agreements of any kind or character under which the Company is or may become obligated for the issuance, sale, transfer, purchase, return or redemption of any capital stock or other equity interest of the Company, or any security or other obligation convertible into, or exercisable or exchangeable for any equity interest of the Company or for the repurchase, redemption, grant, issuance, award, conveyance, sale or other acquisition of any of the foregoing. The Shares are not subject to any voting trust, other Contract or arrangement of any kind with respect to the voting, dividend rights, redemption, sale, transfer or other disposition. Except for the rights under the Phantom Stock Agreements, there are no phantom stock or similar plans or rights providing economic benefits based, directly or indirectly, on the value or price of any interests of the Company described in this Section 4.4. There are no equity interests of the Company of any kind that are restricted or otherwise subject to forfeiture for any reason. The Company has no, and has never had any, Subsidiaries, direct or indirect. The Company does not own, control or have the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in or debt instruments of, any other Person. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company has not acquired or consolidated with any other businesses.

4.5 Financial Statements.

(a) Attached as Schedule 4.5(a) are true and correct copies of (i) the reviewed balance sheet of the Company as at December 29, 2019 and December 31, 2020 and the related reviewed statements of income and retained earnings for the applicable fiscal year then ended, and (ii) the unaudited balance sheet of the Company as of February 28, 2021 (the “Interim Balance Sheet”; and February 28, 2021 is referred to as the “Balance Sheet Date”) and the related unaudited statement of income and cash flows for the two (2)-month period then ended (such reviewed and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).

(b) Except as set forth on Schedule 4.5(b), each of the Financial Statements has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein; provided that the Financial Statements described in clause (ii) are subject to adjustments with respect to depreciation and amortization, normal year-end adjustments and lack footnotes and other presentation items.

(c) The Preliminary Closing Statement was prepared in good faith in compliance with this Agreement, including the Accounting Principles, and each of the definitions of the terms used in Section 2.3(a).

(d) All notes and accounts receivable of the Company reflected on the Financial Statements: (i) represent sales made in the Ordinary Course of Business; (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (iii) are not the subject of any Legal Proceeding brought by or on behalf of the Company. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, relating to the amount or validity of such note or account receivable.

(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for Assets, and (iii) access to Assets is permitted only in accordance with management’s general or specific authorization.

(f) Except for records of actions and meetings of shareholders and the board of directors of the Company, all Books and Records are accurate and complete in all material respects, have been maintained in accordance with sound business practices and are in the possession of the Company or its advisors.

4.6 No Undisclosed Liabilities. The Company does not have any material Liabilities other than (i) Liabilities that are accrued or reserved against on the Interim Balance Sheet, (ii) Liabilities which have arisen in the Ordinary Course of Business since the Balance Sheet Date (other than as a result of a breach of contract or violation of applicable Law), (iii) executory obligations under any Contract to which the Company is a party, (iv) Liabilities described on Schedule 4.6 and (v) Liabilities reflected in Closing Working Capital, Company Indebtedness and Company Transaction Expenses.

4.7 Absence of Certain Developments. Except as set forth on Schedule 4.7, since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been with respect to the Company any:

(a) (i) issuance, incurrence, assumption, guarantee or amendment of any Company Indebtedness, (ii) loans, advances (other than routine advances to its employees in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person or (iii) entry into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(b) sale, lease, license, pledge or other disposition of, or Lien on, any Assets;

(c) damage to, or destruction or loss of, any of its Assets with an aggregate value to the Company in excess of $250,000, whether or not covered by insurance;

(d) entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to the Company of at least $250,000 or otherwise outside the Ordinary Course of Business;

(e) change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

(f) material change in payment or processing practices or policies regarding intercompany transactions;

(g) material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(h) except as required by applicable Law or consistent with the Ordinary Course of Business, making of, change to or rescission of any income or other Tax election, settlement or compromise of any Tax Liability or entry into a closing agreement relating to any Tax, amendment of any Tax Return, failure to file, on a timely basis, including allowable extensions, with the appropriate Tax authority, any income or other material Tax Return, failure to timely pay or remit (or causing to be timely paid or remitted) any income or other material Taxes due request of a ruling with respect to Taxes, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or

(i) agreement by the Company, whether in writing or otherwise, to do any of the foregoing.

4.8 Taxes. Except as set forth on Schedule 4.8:

(a) The Company has timely and properly filed all income Tax Returns and all other material non-income Tax Returns required under applicable Laws to be filed in accordance with all applicable Laws, and each such Tax Return is true, accurate and complete in all material respects. The Company has timely and properly paid all Taxes due and payable by it (whether or not such Taxes are shown as due and payable on any such Tax Return), and any requests for extensions to file such Tax Returns which are listed on Schedule 4.8(a) have been timely filed, granted and have not expired, except to the extent that any such failure to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. All material Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority. The Company has properly classified all of its material service providers as employees or independent contractors for applicable payroll Tax purposes. There are no Liens for Taxes upon any of the Company’s assets, other than Permitted Liens.

(b) Within the past three (3) years, none of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit or similar proceeding by any Taxing Authority, except as disclosed on Schedule 4.8(b). The Company has not received any written notice of any such audit or similar proceeding that is currently pending, threatened, or contemplated. No written claim or written questionnaire or written inquiry has been received by the Company over the past three years by a Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction. The Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency that (in each case) remains outstanding.

(c) The Company has never been a member of any Consolidated Group for any taxable period, and the Company has no liability for Taxes of any Person under Section 1.1502-6, 1.1361-4(a)(6) or 301.7701-2(c)(2) of the Treasury Regulations (or any similar provision of state or local Law), as a transferee or successor, by Contract, operation of Law, or otherwise. No Company is a party to any Tax sharing or Tax allocation agreement (including any advance price agreement, closing agreement or other Contract relating to Taxes with any Governmental Body, other than any such agreement entered in the Ordinary Course of Business).

(d) Nothing in this Section 4.8 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, or Tax credit carryover or other Tax attribute or asset of the Company, except with respect to Section 4.8(f), if applicable, or (ii) any Tax positions or reporting postures that Purchaser and its Affiliates (including the Company) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

(e) Each Seller and spouse, to extent applicable, is a resident of the United States for federal income tax purposes.

(f) The execution of this Agreement will not result in the termination or loss of any material tax incentive, rebate or holiday benefits pursuant to any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Body.

(g) The Company does not currently have a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which it is formed or organized.

(h) The Company has not within the previous two years been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) For the current taxable year, the Company has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Section 451(c), Section 455, Section 456 or Section 460 of the Code or any corresponding or similar provision of foreign, state or local Law (irrespective of whether or not such deferral is elective).

(j) The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4, in any “reportable transaction” and, a “tax shelter” within the meaning of Section 6662 of the Code.

(k) All transactions between the Company and any Affiliate have been on arm’s length terms for purposes of the relevant tax-related transfer pricing Laws.

(l) Except as set forth on Schedule 4.8(l), the Company has not granted a power of attorney with respect to any matter related to Taxes that is currently in force.

(m) Within the last five (5) years, the Company has not merged or consolidated with another corporation and has not owned any corporation which corporation was treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. The Company has no assets or built-in gain that would be subject to taxation pursuant to Section 1374 of the Code (or any comparable state or local Tax provision).

(n) Since 1999, the Company was at all times properly treated and qualified as an “S corporation,” as that term is defined in Section 1361(a)(1) of the Code (and any corresponding or similar provision of state, local, or foreign or other applicable Law with respect to income Taxes).

(o) The Company has no Tax liability under Section 1375 of the Code or similar provision of state or local Law for any period ending on or before the Closing Date.

(p) To the extent required by applicable Law, the Company has duly and timely filed each Form TD F 90.22.1, Report of Foreign Bank and Financial Accounts, and FinCEN Report 114, Report of Foreign Bank and Financial Accounts, required to be filed by it, and all such forms are true, complete and correct in all material respects.

(q) Within the last five (5) years, the Company has not acquired any Assets from another corporation in a transaction in which the Tax basis for acquired Assets was determined, in whole or in part, by reference to the Tax basis of the acquired Assets (or any other property) in the hands of the transferor.

(r) The Company has not deferred the deposit and payment of any Social Security Taxes imposed under Section 3111(a) of the Code pursuant to Section 2302 of the CARES Act nor have the deposit and payment of the employees Social Security Taxes been deferred pursuant to the Executive Order issued by President Trump.

(s) The representations and warranties set forth in this Section 4.8 are the sole and exclusive representations and warranties hereunder pertaining or relating to Tax matters (including the prior payment of Taxes and compliance with Tax-related Laws), and no other representation or warranty set forth herein shall be read or construed so as to address Tax matters.

4.9 Intellectual Property.

(a) Schedule 4.9 lists all Registered Intellectual Property and material unregistered Intellectual Property used by the Company in the Ordinary Course of Business as of the date hereof (“Company Intellectual Property”). Except as set forth on Schedule 4.9, all such Company Intellectual Property is owned solely by the Company, free and clear of any Liens (except for Permitted Liens). Schedule 4.9 sets forth a complete list of all material licenses to Intellectual Property to which the Company is a party (the “Licenses”), excluding non-exclusive licenses to “off the shelf” or commercially available software. Such Licenses are in full force and effect and no material default exists on the part of the Company or, to the Knowledge of Sellers, on the part of the other parties thereto. To the Knowledge of Sellers, the conduct of the Company’s business as it is currently conducted does not infringe or misappropriate any third party Intellectual Property. There are no pending or, to the Knowledge of Sellers, threatened Legal Proceedings by any third party alleging that the Company has infringed, violated, or misappropriated the Intellectual Property of such third party. To the Knowledge of Sellers, there is no continuing infringement, violation or misappropriation by any third party of any Intellectual Property owned by the Company.

(b) To Sellers’ Knowledge, no Person has any rights in the owned Company Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Company’s rights in the owned Company Intellectual Property. There is no Legal Proceeding, Order, Contract or, to Sellers’ Knowledge, other arrangement that prohibits or restricts the Company from carrying on its business, or any portion of it, anywhere in the world or from any use of the Company Intellectual Property.

(c) All registered patents, trademarks, service marks and copyrights included in the Company Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property.

(d) The Company has taken all commercially reasonable steps necessary (i) to protect, preserve and maintain the confidentiality of all material trade secrets and confidential business information included in the Company Intellectual Property and (ii) to comply with all of the Company’s duties to protect the confidentiality of information provided to the Company by any other Person.

(e) The Company has taken commercially reasonable steps to ensure that all software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means. None of the Company owned software (i) contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command; (ii) causes or permits the unauthorized access (either internally or externally) to systems, networks, infrastructures, devices, websites, databases, software, or other data or property; (iii) causes or permits the misappropriation of personal or corporate information or Intellectual Property from any computer systems, networks, infrastructures, devices, websites, databases, Software, or other data or property; or (iv) causes or permits denial-of-service (DoS) attacks or distributed denial-of-service (DDoS) attacks (collectively, “Cyber Attacks”). In the last three (3) years, there has not been any material failure, interruption, outage or continued substandard operation with respect to any of the computer systems of the Company, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company, but excluding any public networks (collectively, the “Company Systems”). To the Knowledge of Sellers, there has not been any breach in the last three (3) years of the security of, or other unauthorized access to, the Company Systems that was adverse to the Company. The Company has taken commercially reasonable steps to prevent Cyber Attacks on its company systems.

4.10 Material Contracts.

(a) Schedule 4.10(a) lists the following Contracts to or under which the Company is a party, obligor or beneficiary or under which any of the Assets is subject, bound or affected (collectively, the “Material Contracts”):

(i) each Contract which requires payment by the Company, or a series of payments, that in the aggregate exceeded $250,000 in fiscal year 2020;

(ii) each Contract which provides for the performance of services that generated receipt of payments by the Company in excess of $500,000 in fiscal year 2020;

(iii) all Contracts relating to an acquisition or sale of real property or material Assets of the Company;

(iv) each Contract relating to Company Indebtedness, each Contract pursuant to which the Company has made or will make loans or advances, or has incurred, or is obligated to incur, indebtedness for borrowed money or has become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person or any Contract granting a Lien upon any Assets or the making of any loans;

(v) each management agreement or Contract for the employment of, or receipt of any services from, any manager or director or officer of the Company, any Business Employee or any other Person on a full-time, part-time, consulting or other basis (A) providing annual compensation in excess of $200,000 (based on actual compensation paid in calendar year 2020) or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(vi) all Contracts required to be set forth on Schedule 4.20;

(vii) all Contracts that provide for severance, termination or similar pay to any current or former managers, officers, employees or consultants or other independent contractors of the Company or its business;

(viii) any Contract which (A) limits or restricts the ability of the Company to enter into or engage in any market or line of business, or to compete (geographically or otherwise) with any Person, (B) establishes an exclusive sale or purchase obligation of the Company with respect to any product or service, or (C) establishes any restrictions on the Company to make, sell, distribute or purchase obligations with respect to any product or service, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the to make, sell or distribute any products or services;

(ix) all powers of attorney granted by or on behalf of the Company;

(x) each Contract for services or Contract for the purchase, rental or use of personal property, including equipment, vehicles, and other personal property or fixtures, in each case pursuant to which the Company has ongoing or future payment obligations or has otherwise become responsible for an aggregate amount of greater than $250,000 annually;

(xi) all Contracts requiring performance by any party one (1) year or more from the date hereof and which cannot be cancelled or terminated by the Company without penalty or other adverse effect upon ninety (90) days’ (or less) written notice;

(xii) all Contracts that relate to the acquisition of any business, a material amount of stock, equity or assets of any other Person or any real property (whether by merger, sale of stock, equity or assets or otherwise);

(xiii) all Contracts under which the Company receives any license or grant of rights under (including any covenant not to sue), or assignment of, any Intellectual Property from a Person, which Contract is material to the Company;

(xiv) the Real Property Leases, and all leases, subleases or similar Contract with any Person under which (1) a Seller is a lessor or lessee of any Assets or (2) the Company is a lessor or lessee of any material tangible Assets;

(xv) all Contracts (or series of related Contracts) involving the settlement of any Legal Proceeding or pending or threatened Legal Proceeding entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with routine cessation of such employee’s or independent contractor’s employment with or retention by the Company and (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

(xvi) all Indemnification Agreements;

(xvii) all Contracts for any joint venture, partnership or similar arrangement or involving a sharing of revenues, profits, losses, costs or Liabilities by the Company with any other Person;

(xviii) all Contracts under which the Company granted any Person any license or grant of rights under (including any covenant not to sue), or made any assignment of, any Company owned Intellectual Property, which Contract is material to the Company;

(xix) all Contracts with any Governmental Body (“Government Contracts”);

(xx) all Contracts with any Top Customer;

(xxi) all Contracts with any Top Vendor;

(xxii) all Contracts under which the Company has made advances (other than routine advances to its employees in the Ordinary Course of Business) or loans to any other Person; and

(xxiii) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party or the Company’s business is subject.

(b) Except as set forth on Schedule 4.10(b), all Material Contracts are valid, binding and in full force and effect in accordance with their respective terms and are enforceable following the Closing, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) Except as set forth on Schedule 4.10(c), (i) neither the Company, nor to Sellers’ Knowledge, any other party thereto is (with or without the lapse of time or the giving of notice, or both) in any material respect in breach of or default under any Material Contract and (ii) no party to any Material Contract has provided written notice or threatened in writing to terminate, cancel or not renew such Material Contract or renegotiate the terms of such Material Contract. The Company has made available to Purchaser accurate and complete copies of each written Material Contract and a materially accurate and complete written summary of each oral Material Contract, in each case including all amendments thereto.

4.11 Employee Benefits Plans.

(a) Schedule 4.11(a) lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other material retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Business Employees or the beneficiaries or dependents of any such Persons, and that is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates or for which the Company or any of its ERISA Affiliates has any Liability (each, a “Company Benefit Plan”).

(b) The Company has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (iv) the most recent determination letter or opinion letter received from the IRS relating to any Company Benefit Plan; (v) all related trust agreements or other funding instruments, insurance contracts and administrative contracts; (vi) all correspondence with any Governmental Body with respect to a Company Benefit Plan, and (vii) any discrimination, coverage or similar annual tests required under the Code and performed during the last three plan years.

(c) With respect to each Company Benefit Plan, (i) each Company Benefit Plan has been operated and maintained in all respects in accordance with its terms and all applicable Law, including the Code and ERISA, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect, and (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS on which the Company Benefit Plan can rely, and to the Knowledge of Sellers, nothing has occurred that has caused or is reasonably likely to cause the loss of such qualification. Each Company Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) (i) has at all times complied in all material respects with the applicable health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”), (ii) has for all months beginning January 1, 2015 made offers of coverage to all Full-Time Employees of the Company that is Affordable and provides Minimum Value in accordance with Code Section 4980H and the regulations and guidance issued thereunder, (iii) has since January 1, 2015 accurately and timely complied in all material respects with the mandatory employer reporting requirements of Section 6055 and Section 6056 of PPACA and (iv) has at all times complied in all material respects with the applicable requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Families First Coronavirus Response Act and the Coronavirus Response and Relief Supplemental Appropriations Act of 2021, including all regulations and guidance issued thereunder, and any other COVID-19 Measures taken by a Governmental Body relating to any Company Benefit Plans. Further, (A) the Company will not owe any excise taxes set forth in Code Section 4980H for any month after December 2014; (B) the Company has paid all amounts required to be paid by the Company in accordance with Code Section 4376 (Patient-Centered Outcome Research Institute Fee) for plan years ending prior to the Closing Date; and (C) all amounts required to be paid on behalf of any Company Benefit Plan that is a self-insured group health plan in accordance with Section 1341 of PPACA have been paid. For purposes of this section, the terms “Full-Time Employee”, “Affordable” and “Minimum Value” shall have the meanings ascribed to them under PPACA.

(d) Neither the Company nor any Company Benefit Plan provides life insurance, medical or other employee welfare benefits to any employee following retirement or other termination of employment for any reason, other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act or similar state Law.

(e) Except as disclosed on Schedule 4.11(e), there are no pending, or to the Knowledge of Sellers, threatened claims, actions, suits, investigations, audits or other proceedings by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan or any Governmental Body involving any Company Benefit Plan, or otherwise involving any Company Benefit Plan or the Assets thereof (other than routine claims for benefits) and, to the Knowledge of Sellers, there are no facts and circumstances that exists that would reasonably be expected to give rise to any such claims, actions, suits, investigations, audits or other proceedings.

(f) Neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained or contributed to any plan that is subject to Title IV of ERISA or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(g) Except as set forth in Schedule 4.11(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) result in any payment becoming due, or increase in the amount of compensation due to any current or former employee, officer, director, or independent contractor; (ii) increase any benefits otherwise payable under any Company Benefit Plan or otherwise; (iii) result in the acceleration of the time of funding, payment or vesting of any such compensation or benefits under any Company Benefit Plan; or (iv) cause the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G of the Code. Except as set forth on Schedule 4.11(g), no Company Benefit Plan provides deferred compensation that is subject to Section 409A of the Code. Any Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies with applicable guidance under Section 409A of the Code in form and operation. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Company or pursuant to any Company Benefit Plan as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) The Company is not the owner of life insurance arrangements on the life of any employee, director or independent contractor and, to the extent that the Company is the owner of any life insurance agreement, there is no borrowing against such policy. The Company is not a party to a split dollar life insurance arrangement, as defined in Treasury Regulations Section 1.61-22(b).

(i) The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties pertaining or relating to employee benefit matters, and no other representation or warranty set forth herein shall be read or construed as to address employee benefit matters.

4.12 Labor; Business Employees. With respect to the Business Employees:

(a) No Business Employee is represented by a union with respect to employment with the Company. The Company is not a party to or bound by any labor or collective bargaining agreement with a union (“Collective Bargaining Agreements”). To the Knowledge of Sellers, (i) no petition has been filed or proceedings instituted by any Business Employee or group of Business Employees with any labor relations board seeking recognition of a bargaining representative, and (ii) there is no organizational effort currently being made or threatened in writing by, or on behalf of, any labor union to organize Business Employees and no written demand for recognition as a bargaining representative of Business Employees of the Company has been made by, or on behalf of, any labor union.

(b) There are no (i) strikes, work stoppages, work slowdowns or lockouts existing or, to the Knowledge of Sellers, threatened in writing against or involving any of the Business Employees and the Company, or (ii) unfair labor practice charges filed or, to the Knowledge of Sellers, threatened in writing by or on behalf of any union, Business Employee or group of Business Employees, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 4.12(c) sets forth an accurate and complete list of all Business Employees, including employees on authorized leave of absence, along with (i) their start date, job title, location, classification (i.e., exempt or not exempt), status (e.g., part-time, full-time, seasonal or temporary), annual salary, maximum bonus opportunity (as applicable), commission eligibility, and (ii) for the 12-month period ending December 31, 2020, accrued but unused vacation balances, and bonus, commission, severance obligations paid to each such Business Employees.

(d) The Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, discrimination in employment, worker classification (including the proper classification of workers as independent contractors and employees), wages, hours, occupational safety and health and immigration practices, including the Immigration Reform and Control Act and any other applicable immigration laws or regulations, in each case the violation of which would not reasonably be expected to result in material liability. To the Knowledge of Sellers’, no Business Employee is obligated under any Contract (including licenses, covenants or commitments of any nature) that would interfere with such Business Employee’s ability to work or perform such employee’s duties for the Company.

(e) The Company has withheld all amounts required by Law or Contract to be withheld from the wages, salaries, and other payments to Business Employees; and are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all Business Employees and independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees or independent contractors. The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending or, to the Knowledge of Sellers, threatened Claims against the Company under any workers’ compensation plan or policy or for long term disability. There are no controversies pending or, to the Knowledge of Sellers, threatened, between the Company and any Business Employees or independent contractors, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(f) The representations and warranties set forth in this Section 4.12 are Sellers’ sole and exclusive representations and warranties regarding employment matters, and no other representation or warranty set forth herein shall be read or construed to address labor and employment matters.

4.13 Litigation. Except as set forth on Schedule 4.13, there are no Legal Proceedings pending or to Sellers’ Knowledge threatened (a) by or against the Company or that otherwise relate to the Assets or (b) by or against any directors or officers of the Company in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. Seller Representative has delivered to the Purchaser materially accurate and complete copies of all pleadings, correspondence, audit response letters and other material documents relating to the Legal Proceedings set forth on Schedule 4.13.

4.14 Compliance with Laws; Permits.

(a) Without limiting the scope of any other representation or warranty in this Agreement, the Company is, and for the last three (3) years has been, in compliance with all applicable Laws and Orders in all material respects. Except as disclosed on Schedule 4.14(a), the Company has not, nor has either Seller, received at any time in the last three (3) years any notice or other communication from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Order or Judgment, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Order, or any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) The Company has all Permits that are material and required for the operation of its businesses as presently conducted, and all of such Permits are valid and in full force and effect. Schedule 4.14(b) sets forth an accurate and complete list of all such Permits. The Company is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party.

(c) Schedule 4.14(c) sets forth all facility security clearances held by the Company that the Company is permitted by Law to disclose. The Company is in compliance in all material respects with applicable national security requirements, including the NISPOM and all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. To Sellers’ Knowledge, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by the Company, or any personnel security clearance held by any Business Employee. Since January 1, 2016, the Company has not received a rating less than “Satisfactory” from any DSS inspection or audit, and, to Sellers’ Knowledge, there has been no unauthorized disclosure of classified information by Business Employees. The Company submitted a Changed Condition Package notification to DCSA within the National Industrial Security System with respect to the transactions contemplated by this Agreement to DCSA on or before the date hereof (the “NISPOM Notice”).

(d) None of the Company and its directors, officers, employees, authorized consultants, agents or other representatives (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to (i) any officer or employee of a Governmental Body, (ii) any Person acting for or on behalf of any Governmental Body, (iii) any political party or official thereof, (iv) any candidate for political office or (v) any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons, in each case to obtain or retain business or secure any improper advantage.

(e) Each transaction of the Company has been in all material respects properly and accurately recorded on the Books and Records, and each document on which entries in the Books and Records are based (including purchase orders, customer or company invoices and service agreements) is accurate and complete in all material respects.

4.15 Environmental Matters. The representations and warranties set forth in this Section 4.15 are the sole and exclusive representations and warranties hereunder pertaining or relating to any environmental matters, including any arising under any Environmental Laws, and no other representation or warranty set forth herein shall be read or construed as to address environmental matters.

(a) The operations of the Company are, and in the last five (5) years have been, in compliance with all applicable Environmental Laws applicable to it, its operations and its occupation of the Real Property Leases, which compliance includes obtaining, maintaining and complying with any material Permits required under applicable Environmental Laws necessary to operate its business.

(b) The Company is not the subject of any outstanding Order of any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.

(c) During the last five (5) years, the Company has not received written notice, report or other written communication from any Governmental Body or any third party regarding any actual or alleged violation of or Liability under Environmental Law.

(d) The Company is not subject to any pending or, to the Knowledge of Sellers, threatened claim in writing alleging that the Company may be in violation of any Environmental Law or any Permit required under applicable Environmental Laws to necessary to operate its business or may have any Liability under any Environmental Law.

(e) To the Knowledge of Sellers, there are no pending or threatened investigations of the business of the Company or any currently leased property of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material Liability pursuant to any Environmental Law as a result of any action taken by the Company.

(f) To Sellers’ Knowledge, no Hazardous Material, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is or has ever been present at any Leased Real Property or other property or facility currently or in the last five (5) years leased, operated or controlled by the Company.

4.16 Real Property.

(a) The Company does not own and has never owned any parcel of real property.

(b) Schedule 4.16(b) includes a complete and accurate list of the lease, sublease or other occupancy agreement pertaining to all the real property and interests in real property leased, subleased or otherwise occupied by the Company as of the date hereof (the “Leased Real Property”). All such Leased Real Property is held under real property leases, subleases or other occupancy agreements (the “Real Property Leases”). Schedule 4.16(b) includes a list of all of the Real Property Leases, copies of which have been made available to Purchaser. The Company’s interest in the Real Property Leases is free and clear of all Liens except for Permitted Liens. To the Knowledge of Sellers, the buildings, plants, facilities, installations, fixtures, other structures, improvements or other properties comprising the Leased Real Property are suitable for the Company’s activities on the Leased Real Property, and are not in violation of, or in material conflict with, any applicable zoning regulations or ordinances. Sellers have delivered to Purchaser a true and complete copy of each such Real Property Lease, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. The rental amounts set forth in each Real Property Lease is the actual rental amount being paid, and there are no separate agreements or understandings with respect to the same.

(c) The Company is in peaceful and undisturbed possession of each property that is the subject of a Real Property Lease, and to the Knowledge of Sellers there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use each such Leased Real Property for the purposes for which it is currently being used pursuant to the terms of the applicable Real Property Lease. The Company has not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of a property that is the subject of each Real Property Lease, and the Company has not received written notice, and the Sellers have no Knowledge, of any claim of any Person to the contrary.

4.17 Financial Advisors. Except for Deloitte, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement that is entitled to any fee or commission or like payment in respect thereof.

4.18 Banks. Schedule 4.18 lists as of the date hereof the names and locations of all banks and financial institutions in which the Company has one or more accounts, deposits, safe deposit boxes, lines of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable and the names of all persons authorized to draw thereon or to have access thereto.

4.19 Insurance. Schedule 4.19 lists all insurance policies, fidelity bonds, certificates of insurance, binders for insurance policies and insurance for the current policy year maintained by the Company as of the date hereof (the “Policies”). Except as set forth on Schedule 4.19, (a) the Company is not in material default with respect to the Policies, (b) all premiums due and payable under such Policies have been paid, (c) the Company has not received any written notice of a cancellation with respect to any of the Policies and (d) to Sellers’ Knowledge, there is no threatened termination of, or material premium increase with respect to, any such Policies. Schedule 4.19 further sets forth an accurate and complete list of all claims for amounts in excess of $50,000 asserted by the Company pursuant to any Policy since January 1, 2018, and describes the nature and status of the claims; except as set forth on Schedule 4.19, none of such outstanding claims have been denied or disputed by the insurer thereunder (other than an insurer’s typical reservations of rights). Since January 1, 2018, the Company has not failed to give in a timely manner any notice of any claim for amounts in excess of $50,000 that may be insured under any Policy. Except as set forth on Schedule 4.19, the Company has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

4.20 Transactions with Affiliates, Stockholders, Officers, Directors and Others.

(a) Schedule 4.20 sets forth an accurate and complete list of all Contracts, transfers of Assets or Liabilities or other commitments or transactions, whether or not entered into in the Ordinary Course of Business, to or by which the Company, on the one hand, and any Affiliate of the Company on the other hand, is or has been a party or otherwise bound or affected (except for amounts due as normal salaries, wages, benefits or reimbursements of ordinary business expenses).

(b) No Seller, director, officer or, to Sellers’ Knowledge, employee of the Company, or Affiliate of any such Seller, director or officer (each, an “Associate”), (i) owns or since January 1, 2018 has owned, directly or indirectly, and whether on an individual, joint or other basis, any material interest in (A) any material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Company’s business, (B) any Person that has had business dealings or a financial interest in any transaction with the Company, other than business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Acquired Company as would have been obtained by it at the time in a comparable arm’s-length transaction with a Person other than an Associate, or (C) any Person that is a supplier, customer or competitor of the Company except for securities having no more than 2% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since January 1, 2018 business dealings or a financial interest in any transaction with the Company, other than, in the case of employees of the Company, salaries and employee benefits, reimbursements of ordinary business expenses and other transactions pursuant to any Company Benefit Plan in the ordinary course of business, or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company.

4.21 Top Customers and Vendors.

(a) Schedule 4.21(a) sets forth a list of the largest twenty (20) customers of the Company during the twelve (12)-month period ended December 31, 2020 (the “Top Customers”), together with the dollar amount of services purchased by such customers from the Company during such period. Since January 1, 2020 to the date of this Agreement, no Top Customer has (i) canceled, terminated, reduced the price it pays for services of the Company or otherwise adversely modified in any material respect its relationship with the Company (aside from fluctuations of revenue on a year to year basis), or (ii) threatened in writing or, to Sellers’ Knowledge, orally to take any such action. Without limiting the representations and warranties set forth in this Section 4.21(a) made as of the date of this Agreement, there can be no assurance that after the date of this Agreement, the Company’s customers will not take any of the actions referenced in the foregoing clause (i) or threaten to take any such action, including to reduce the number of active consultants working or enter into rate negotiations for future placements or projects.

(b) Schedule 4.21(b) sets forth a list of the largest ten (10) vendors to the Company during the twelve (12)-month period ended December 31, 2020 (the “Top Vendors”), together with the dollar amount of goods and services purchased by the Company from such vendors and suppliers during such period. Since January 1, 2020, no Top Vendor has (i) canceled, terminated or adversely modified in any material respect its relationship with the Company, or (ii) threatened in writing or, to Sellers’ Knowledge, orally to take any such action.

4.22 Compliance with Privacy, Security and Data Protection Requirements.

(a) For purposes of this Section 4.22:

(i) “Breach” means any unauthorized access to, acquisition of, use of or disclosure of any Personal Information or any Confidential Information or any unauthorized access to or use of any systems of networks of Company or any vendor or partner of Company.

(ii) “Confidential Information” shall mean any confidential information with respect to the Company’s business, including methods of operation, customers, and customer lists, products, services, proposed products or services, former products or services, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure by a Seller or any of their respective Affiliates in violation of Privacy Laws or any Contracts to which the Company is subject.

(iii) “Personal Information” means all information that identifies, or could be used to identify or is otherwise reasonably identifiable with, an individual, including all information that has the meaning of such term or like terms (e.g., personal data, personally identifiable information, protected health information, and sensitive personal information) set forth in each of the Privacy Laws that describes, covers or defines data that identifies or can be used to identify individuals.

(iv) “Privacy Laws” means all Laws applicable to the Company that relate to privacy, data collection, data protection or data transfer issues, or that otherwise related to the Processing of Personal Information, including all implementing Laws.

(v) “Process”, “Processed” or “Processing” means any method, operation or set of operations performed related to or upon information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction and protection, as well as the obtaining of consents for all such methods and operations, and the making of disclosures for all such methods and operations.

(b) The Company, including any Person acting on behalf of the Company, is in material compliance with all Privacy Laws and with its published policies related to the Processing of Personal Information and Confidential Information. The Company, and any Person acting on behalf of the Company, has collected, stored, retained, maintained, destroyed and otherwise used all Personal Information and Confidential Information owned, used or maintained by it, and the Company, and any Person acting on behalf of the Company, protects their systems, networks and data, in accordance with all relevant provisions of Company’s customer Contracts, all Privacy

Laws, applicable industry security standards and its own policies. The Company, and any Person acting on behalf of the Company, does not collect and has not collected or transmitted any Personal Information or Confidential Information outside of the United States of America that would subject the Company to any international privacy or cybersecurity Laws.

(c) The Company, and any Person acting on behalf of the Company, (i) has implemented and maintains commercially reasonable administrative, technical and physical safeguards, including the adoption, implementation and maintenance of a written information security program, incident response plan, vendor management policy, and disaster recovery and business continuity plan, designed to ensure the protection of systems, networks, Personal Information and Confidential Information against loss, destruction, damage, and unauthorized access, use, acquisition and disclosure; (ii) performs vulnerability scans and penetration testing on its systems and networks no less frequently than annually; and (iii) maintains commercially reasonable cybersecurity insurance in coverage types and amounts reasonably sufficient to withstand a Breach.

(d) In the last five (5) years, the Company has not received any written or, to the Knowledge of Sellers, oral claim or notice from any party regarding any actual, alleged or asserted violation of Privacy Laws or that a Breach may have occurred or is being investigated.

(e) To the Knowledge of Sellers, in the last five (5) years there has been no Breach that required notification to any Person pursuant to any Privacy Laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally with respect to him- or itself and not jointly, hereby represents and warrants to Purchaser as follows:

5.1 Organization and Good Standing. Trustee is the sole trustee of Trust and is presently serving as the trustee of Trust. The Shares owned by the Trust were duly and validly transferred to the Trust in compliance with all applicable Laws, Governing Documents of the Company, and the applicable trust agreement. The Trustee has (i) the power and authority, exercisable in the Trustee’s sole discretion on behalf of the Trust, to sell, convey and encumber all trust property, including the Shares, and to execute and deliver this Agreement and each of the other transaction documents to which the Trust is a party, and to perform (or cause the Trust to perform) its obligations hereunder and thereunder. The Trust has not been revoked, the Trustee is alive and competent, and a conservatorship of such Trustee and/or the Trustee’s estate has not been established.

5.2 Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Seller Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all action on the part of such Seller. This Agreement and the Seller Documents have been and will be at Closing, duly and validly authorized, executed and delivered by each Seller, and (assuming the due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3, the execution and delivery by the Sellers of this Agreement and the Seller Documents does not and the consummation of the transactions contemplated hereby or thereby and the compliance by Sellers with any of the provisions hereof or thereof does not (with or without notice, lapse of time or both) (i) result in a conflict with, breach or violate any provisions of the Governing Documents of the Company; (ii) require the consent or notice, conflict with, result in a violation or breach of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under or result in the acceleration of any material Contract, including the Material Contracts, to which the Company is a party or by which any of the Assets are bound, (iii) result in the imposition of any Liens on any of the Shares or any of the Assets (other than, with respect to the Assets, Permitted Liens), or (iv) result in a conflict with, breach or violate any Legal Proceeding, Order or Permit applicable to the Company or the Assets.

(b) No Consent, Order or Permit of, or declaration or filing with, or notification to, or registration with, any Governmental Body is required on the part of Sellers in connection with the execution, delivery and performance of this Agreement or any Sellers Documents or the compliance by the Sellers with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) the NISPOM Notice.

5.4 Ownership. Sellers are the record and beneficial owners of, and have good and valid title to, all of the Shares, free and clear of any Liens other than Liens under securities laws. Upon consummation of the Closing, Purchaser will be the sole beneficial and legal owner of the entire equity interests of the Company and hold good and valid title to the Shares, free and clear of any Liens other than Liens under securities laws.

5.5 Financial Advisors. Except for Deloitte, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement that is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate and carry on its business.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Documents have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement and the Purchaser Documents have been duly authorized, executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Purchaser Documents constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) The execution and delivery by Purchaser of this Agreement or the Purchaser Documents does not, and the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the certificate of incorporation or by-laws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any Law applicable to Purchaser.

(b) No Consent, Order or Permit of, or declaration or filing with, or notification to or registration with, any Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (iii) the NISPOM Notice.

6.4 Investment Intention. Purchaser is acquiring the Company pursuant to the Share Sale for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) of the Company’s equity securities. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold under the Securities Act unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

6.5 Financial Advisors. Except for BDO USA, LLP, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Informed Decision. Purchaser (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, Assets, condition, operations and prospects of the Company, and (ii) has been furnished with or given access to such documents and information about the Company and its respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Purchaser has received all materials relating to the business of the Company that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Sellers herein or to otherwise evaluate the merits of the transactions contemplated hereby. The Company or Sellers have answered to Purchaser’s satisfaction all inquiries that Purchaser and its representatives and advisors have made concerning the business of the Company or otherwise relating to the transactions contemplated hereby.

6.7 Litigation. There is no legal, administrative, arbitral or other proceeding pending or, to the knowledge of Purchaser, threatened by or before any Governmental Body against Purchaser, nor to the knowledge of Purchaser is there any pending investigation by any Governmental Body, which would give any third party the right to enjoin or rescind the transactions contemplated hereby or otherwise prevent Purchaser from complying with the terms and provision of this Agreement.

6.8 Solvency. Assuming the accuracy of all of Sellers’ representations and warranties contained herein, immediately after giving effect to the transactions contemplated hereby, Purchaser and each of its Subsidiaries (including the Company) shall (a) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities); and (b) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser and each of its Subsidiaries (including the Company).

6.9 Foreign Control and Eligibility for DCSA Clearance. Purchaser meets the eligibility requirements for a FCL, as set forth in the NISPOM. Each of Purchaser, its directors, officers, and other individuals having primary management or supervisory responsibilities of Purchaser and, from and after the Closing, the Company (a) is a U.S. citizen or company and (b) is not subject to foreign ownership, control or influence as those terms are used by and in connection with the NISPOM, CFIUS and DCSA in their evaluation of FOCI.

ARTICLE VII

COVENANTS

7.1 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Purchaser will not, and will not permit the Company to amend, repeal or modify any provision in the Company’s Governing Documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, an “D&O Indemnified Person”) (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the Parties that the officers and directors of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law.

(b) In addition to the other rights provided for in this Section 7.1 and not in limitation thereof, from and after the Closing, the Company (“D&O Indemnifying Party”) will, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Purchaser or the Company), the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company and arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereunder) (a “D&O Indemnifiable Claim”), and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.1(b), “D&O Expenses” will include reasonable attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude damages, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs). Notwithstanding anything herein to the contrary, nothing in this Section 7.1 will limit any Party’s liabilities under this Agreement, any Company Document or any other agreement, document, instrument or certificate contemplated by this Agreement, including for Fraud.

(c) Simultaneously with the Closing, Purchaser will, or will cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “D&O Tail Policy”). Purchaser will not, or will cause the Company to not, cancel or change such insurance policies in any respect. Purchaser on the one hand, and Sellers on the other hand, shall each bear one-half of the cost and expenses relating to the D&O Tail Policy.

(d) In the event that all or substantially all of the equity interest or Assets of the Company are sold, whether in one transaction or a series of transactions, then Purchaser will, and will cause the Company to, in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 7.1. The provisions of this Section 7.1(d) will apply to all of the successors and assigns of the Company.

(e) The obligations under this Section 7.1 will not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Person to whom this Section 7.1 applies without the consent of such affected D&O Indemnified Person. The provisions of this Section 7.1 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each D&O Indemnified Person and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by Contract or otherwise.

7.2 Public Announcements. Except to the extent required by Law or applicable stock exchange listing standard, none of the Company, Purchaser, or the Seller Representative shall issue, or cause to be issued, any press release or public announcement of any kind (a) concerning the transactions contemplated hereby without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed) or (b) disclosing the amount of the Purchase Price. If Purchaser determines that it must file a Current Report on Form 8-K with the United States Securities and Exchange Commission to disclose the consummation of the transactions contemplated by this Agreement, Purchaser will provide the Seller Representative with a draft of such filing at least one Business Day prior to its filing and consider in good faith any revisions proposed thereto by the Seller Representative.

7.3 Access and Information. Following the Closing and until any applicable statute of limitations (including periods of waiver) has run (the “Retention Period”), Purchaser agrees to retain all Books and Records in existence on the Closing Date and provided to Purchaser and, subject to reasonable limitations to minimize disruptions to the operation of the Company’s business, execution of reasonable confidentiality agreements by the Seller Representative and his representatives to protect the Company’s proprietary or confidential information and without obligating Purchaser or the Company to incur any out-of-pocket expenses, to grant to the Seller

Representative and his representatives during regular business hours and upon reasonable advance notice to Purchaser, the right, at the expense of Sellers, (i) to inspect and copy the Books and Records and (ii) to have personnel of Purchaser made available to them or to otherwise cooperate to the extent reasonably necessary in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute, or (B) any litigation, audit, dispute, claim or investigation. No Books and Records shall be destroyed by Purchaser during the Retention Period without first advising the Seller Representative in writing and giving the Seller Representative a reasonable opportunity to obtain possession thereof at Sellers’ expense.

7.4 Tax Matters.

(a) Tax Covenants.

(i) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Company Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid by Purchaser. Purchaser will, at its own expense, duly and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Sellers will, and cause its Affiliates to, join in the execution of any such Tax Returns or other documentation. To extent of any Tax Returns to be filed by Purchaser pursuant to this Section 7.4(a)(i), Purchaser shall, or (as applicable) shall cause the Company to, timely file any Tax Return or other document with respect to such Taxes (provided that the Seller Representative shall reasonably cooperate with respect thereto as necessary and Purchaser will provide, at least seven (7) days prior to the filing date thereof, a copy of each such Tax Return or other document for the Seller Representative’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed)).

(ii) Tax Returns.

A. The Seller Representative shall prepare or cause to be prepared consistent with past practice, unless the applicable previously filed Tax Return was materially inaccurate based on applicable Law or as otherwise expressly contemplated by this Agreement, and timely file or cause to be timely filed (taking into account all extensions properly obtained) all Pass-Through Income Tax Returns and net income Tax Returns that are required to be filed by or with respect to the Company for any taxable period that ends on or prior to the Closing Date (collectively, the “Seller Returns” and each, a “Seller Return”); provided, with respect to any Seller Return or Pre-Closing Tax Period, the Seller Representative shall be permitted to request that the Company make any available election to elect out of any composite or similar Tax filing or payment regime, provided further that the Company properly withholds and remits any withholding Taxes from not filing any composite or similar Tax filing or payment regime. No later than twenty-five (25) days before the due date (as permissibly extended) for filing an applicable Seller Return, the Seller Representative will deliver a copy of such Seller Return, along with supporting workpapers, to Purchaser for its review and reasonable comment. Purchaser shall have ten (10) days from the date that the Seller Representative delivers such Tax Return to Purchaser to review and provide a written statement setting forth (in reasonably sufficient detail and including all supporting workpapers) any reasonable comments it may have to such Tax Return. To the extent Purchaser and the Seller Representative are not able to resolve any matters relating to a Seller Return within ten (10) days following the expiration of the applicable review period set forth above for such Tax Return, Purchaser and the Seller Representative shall submit such matter to the Accounting Firm for resolution pursuant to procedures substantially similar to those set forth in Section 2.3(d) of this Agreement; provided that (x) in resolving any such matter, the Accounting Firm shall be bound by and follow any explicit agreements forth in this Agreement (including this Section 7.4) as to the Tax reporting of any matter and (y) the expenses of the Accounting Firm shall be shared equally by Purchaser, on the one hand, and the Sellers, on the other hand. If any dispute with respect to a Seller Return is not resolved before the due date, Purchaser shall file, or caused to be filed, the Tax Return as originally prepared (but reflecting any changes to which the Seller Representative and Purchaser have agreed) and shall, as necessary, amend such Tax Returns to reflect the resolution of any remaining disputes to the extent resolved in accordance with the foregoing provisions. With respect to a Seller Return prepared in accordance with the above and filed after the Closing Date for a taxable period ending within 2020 or a taxable period ending within 2021 and on or before the Closing Date, no later than two (2) Business Days before the due date (as permissibly extended) of such Seller Return, Sellers shall pay to Purchaser the amount of any Taxes shown as due on such Seller Return but only to the extent such Taxes were not included in the determination of Closing Working Capital, Company Indebtedness or Company Transaction Expenses or withheld or deducted pursuant to Section 3.4 and to the extent of the agreed amount shown on such Seller Returns, with any additional payment made by Sellers when all disputes or comments with respect to the applicable Seller Return are resolved.

B. Except for the Tax Returns to which Section 7.4(a)(ii)(A) applies and subject to the provisions of Section 7.4(a)(ii)(C)(iii), Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Company and that are first due after the Closing Date with respect to (x) all Tax periods that end on or prior to the Closing Date (a “Pre-Closing Tax Period”) and (y) all Tax periods that begin before and end after the Closing Date (a “Straddle Period,” and the Tax Returns required to be prepared by Purchaser pursuant this Section 7.4(a)(ii)(B) referred to herein as, collectively, the “Purchaser Returns” and each, a “Purchaser Return”). Each Purchaser Return shall be prepared in a manner consistent with past practice of the Company and without a change of any election or any accounting method, unless the applicable previously filed Tax Return was materially inaccurate based on applicable Law or as otherwise expressly contemplated this Agreement (including with respect to the reporting of any applicable Transaction Tax Deductions in the manner agreed and shown on Schedule 7.4(a)(ii)(B)) and (x) shall be submitted by Purchaser to the Seller Representative (together with schedules, statements and, to the extent requested by the Seller Representative, supporting documentation) (1) in the case of any income Tax Return, at least twenty-five (25) days before the due date (including extensions) of such Tax Return and (2) in the case of any other Purchaser Return, at least ten (10) days before the due date (as permissibly extended) thereof. With respect to a Purchaser Return prepared in accordance with this Section 7.4(a)(ii)(B) and filed after the Closing Date for a taxable period ending within 2020 or a taxable period ending within 2021 and on or before the Closing Date, no later than two Business Days before the due date (as permissibly extended), Sellers shall pay the Purchaser the amount of Taxes shown as due on such Tax Returns, but only to the extent such Taxes were not included in the determination of Closing Working Capital, Company Indebtedness or Company Transaction Expenses or withheld or deducted pursuant to Section 3.4 and to the extent of the agreed amount shown on such Tax Returns, with any additional payment made by Sellers when all disputes or comments with respect to the applicable Tax Return are resolved. The Seller Representative shall have (x) in the case of a Purchaser Return that is an income Tax Return ten (10) days and (y) in the case of any other Purchaser Return five (5) days, from the date on which Purchaser delivers such Purchaser Return to the Seller Representative to review and provide a written statement setting forth (in reasonably sufficient detail and including all supporting workpapers) any reasonable comments it may have to such Tax Return (provided that, with respect to any Purchaser Return required by applicable Law to be filed within ten (10) days of the close of the applicable taxable period or other tax reporting event to which it relates, Purchaser and the Seller Representative shall cooperate and work together in good faith to provide the Seller Representative with a reasonable opportunity to review and provide comment to such Tax Return prior to its applicable due date (as permissibly extended) and filing by Purchaser). To the extent Purchaser and the Seller Representative are not able to resolve any matters relating to a Purchaser Return within ten (10) days (in the case of an income Tax Return) or three (3) day (in the case of any other Purchaser Return) following the expiration of the applicable review period set forth above for such Tax Return, Purchaser and the Seller Representative shall submit such matter to the Accounting Firm for resolution pursuant to procedures substantially similar to those set forth in Section 2.3(c) of this Agreement; provided that (x) in resolving any such matter, the Accounting Firm shall be bound by and follow any explicit agreements forth in this Agreement as to the Tax reporting of any matter (including the reporting of any Transaction Tax Deductions) and (y) the expenses of the Accounting Firm shall be shared equally by Purchaser, on the one hand, and the Sellers, on the other hand. If any dispute with respect to a Purchaser Return is not resolved before the due date, Purchaser shall file, or caused to be filed, the Tax Return as originally prepared (but reflecting any changes to which the Seller Representative and Purchaser have agreed) and shall, as necessary, amend such Tax Returns to reflect the resolution of any remaining disputes to the extent resolved in accordance with the foregoing provisions. Notwithstanding anything to the contrary in this Agreement, with respect to any payment covenant contained in this Section 7.4(a)(ii)(B) or in Section 7.4(a)(ii)(A) above, Purchaser’s and its Affiliates’ recourse for any failure by a Seller to comply with any such covenant shall be limited to the provisions of Section 7.4(h) below.

C. For purposes of this Agreement (including the preparation and filing of any Tax Returns under this Section 7.4(a)(ii)(A) and (B)), the Parties agree that the applicable Transaction Tax Deductions shall be allocated to the taxable periods as agreed and stated on Schedule 7.4(a)(ii)(C)(ii) and (as applicable) the portions of any Straddle Periods ending on the Closing Date, in each case, to the maximum extent permitted by applicable Law, and Purchaser shall not cause to be made any extraordinary transaction or event on the Closing Date that would result in any increased Tax liability for which Sellers would be negatively impacted pursuant to the other provisions of this Agreement.

(i) To the extent that any of the Transaction Tax Deductions are not fully utilized in a Pre-Closing Tax Period in a taxable period other than a Pre-Closing Tax Period (such other taxable period, a “Post-Closing Tax Period”), the Company shall elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions to prior taxable years to the fullest extent permitted by Law.

(ii) As additional consideration for the acquisition of the Shares, Purchaser will pay to the Seller Representative, for the benefit of the Sellers, any and all Seller Tax Benefits (as defined below) within ten (10) days of the filing of the Tax Return on which any such benefit is reported. For this purpose, a “Seller Tax Benefit” is any reduction in (including any credit against or refund of) the Purchaser’s or any of its Affiliate’s (including the Company’s) (collectively, the “Purchaser Group”) cumulative liability for net income Taxes in Post-Closing Tax Period to the extent attributable to a Transaction Tax Deduction (as determined by assuming the applicable Transaction Tax Deduction is the first item available for use for the relevant taxable period and assuming that such item offsets taxable income otherwise subject to a combined federal and state and local income tax rate of 10.5%) and only for such deductions shown or described on Schedule 7.4(a)(ii)(C)(ii). For this purpose, Transaction Tax Deductions shall include any carryforwards, net operating losses or similar item to the extent attributable to one or more Transaction Tax Deductions (including as a result of one or more Transaction Tax Deductions not being fully utilized in, or not arising in, a Pre-Closing Tax Period), and Purchaser agrees to (and to cause each other of the Purchaser Group to) deduct (and not capitalize) any and all Transaction Tax Deductions on the earliest possible Tax Returns in the manner agreed and stated on Schedule 7.4(a)(ii)(C)(ii). Within five (5) days following the filing of a Tax Return for the Purchaser Group after the Closing Date, Purchaser shall notify the Seller in writing, together with reasonable supporting documentation, the amount (if any) of any Seller Tax Benefit for such tax year. Purchaser covenants that it shall not take, and shall not permit any member of the Purchaser Group to take, any action (including any liquidation, merger, amalgamation, or any other transaction) a primary purpose or effect of which is to frustrate Seller’s entitlement to the benefits of this Section 7.4(a)(ii)(C).

(iii) Except as expressly set forth in Section 7.4(a)(ii)(A) and (B), neither Purchaser nor any of its Affiliates shall (or shall cause or permit the Company to) amend, refile or otherwise modify (including by way of carry back of any Tax attributes), or agree to any waiver or extension of the statute of limitations or any period during which a Tax may be assessed with respect to, any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period or any Straddle Period without the written consent of the Seller Representative, which consent may be unreasonably withheld. Purchaser shall not, and shall not permit the Company to, enter into any voluntary disclosure agreement or enroll in any voluntary disclosure program with a Taxing Authority with respect to any Pre-Closing Tax Period, or the portion of any Straddle Period ending on the Closing Date, of the Company without the prior written consent of the Seller Representative, which consent may be withheld in the sole discretion of the Seller Representative; provided that, notwithstanding the foregoing provisions, Purchaser and the Sellers agree that Purchaser may cause the Company to engage the applicable taxing authorities with respect to, and cause the Company to participate in, any voluntary disclosure program for the VDA Jurisdictions (as defined on Schedule 7.4(h)) with respect to sales and use Taxes listed on Schedule 7.4(h) clause 2(a) so long as (i) Purchaser and the Company keep the Seller Representative reasonably informed of all material developments relating thereto, (ii) provide the Seller Representative with a reasonable opportunity to review and provide reasonable comment to all Tax Returns and written submissions in respect to any such program or participation prior to any filing or submission thereof, (iii) allow the Seller Representative to participate in any such process if he so chooses, (iv) not finally resolve or settle any such matter without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), and (vi) Sellers shall pay all out-of-pocket and reasonable costs and expenses associated with implementing the voluntary disclosure programs (provided that, for the avoidance of doubt, such costs and expenses and payments shall be subject to and count against the VDA Cap set forth (and defined) on Schedule 7.4(h) and shall not include any Taxes).

(b) Elections.

(i) Except as provided for in clause (ii) below, Purchaser shall not, without the prior consent of the Seller Representative (which may, in its sole and absolute discretion, withhold such consent, unless required by Law), make, or cause or permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any extraordinary action on the Closing Date, that would affect Sellers or the Company for any period or portion thereof ending on or prior to the Closing Date.

(ii) Each Seller shall join (and, as necessary, cause any Person that is treated as the owner of the stock of the Company for income Tax purposes to join), in an appropriate and timely manner, with Purchaser in making an Election and provide as a deliverable at Closing pursuant to Section 3.2. Each Seller shall reasonably cooperate with Purchaser to take all reasonable actions necessary and appropriate to effect and preserve a timely Election, including participating in the timely filing of IRS Form 8023 and related or comparable forms for state, local, or foreign applicable Law purposes (collectively, the “Section 338(h)(10) Forms”). In advance of Closing, Purchaser has prepared all Section 338(h)(10) Forms (other than sections that relate to information regarding Sellers and parties in Sellers’ control) and provided them to Sellers for completion and execution. Each Seller shall promptly and properly complete and execute all of the Section 338(h)(10) Forms that Purchaser provides and return the appropriately executed copies pursuant to this Agreement for timely filing by Purchaser with the applicable Governmental Body.

(iii) Attached hereto as Exhibit H is a purchase price allocation methodology schedule (the “Allocation Schedule”) allocating the “adjusted gross-up basis” (as defined in Treasury Regulation Section 1.338-5) among the Company’s assets in accordance the applicable provisions of Sections 338 of the Code and the applicable Treasury Regulations promulgated thereunder. Within the later of (x) sixty (60) days following the Closing or (y) thirty (30) days following the finalization of the Closing Working Capital pursuant to Section 2.3, the Purchaser shall provide Seller Representative with a completed allocation of the acquired assets for its review and comment (provided that, the Seller Representative will provide any requested changes to the Allocation Schedule as prepared by Purchaser within ten (10) days following Purchaser’s delivery of such schedule to the Seller Representative and any such matter so raised which cannot be resolved by Purchaser and the Seller Representative within fifteen (15) days of being raised by the Seller Representative shall be submitted to the Accounting Firm pursuant to procedures consistent with the resolution procedures set forth in Section 7.4(a)(ii) and Section 2.3(c)). The Parties agree that all Tax Returns (including a IRS Form 8883) will be prepared and filed consistently with the Allocation Schedule (as finally determined in accordance with the provisions of this Section) and the Parties will not take any position for Tax purposes (whether in a Tax-related audit, examination or proceeding or in a Tax Return) contrary to such Allocation Schedule (as finally determined in accordance with the provisions of this Section) unless required pursuant to a “determination” within the meaning of Code Section 1313(a)(1). Notwithstanding anything to the contrary herein, Sellers and Purchaser agree that the restrictive covenants described in Section 7.11 (and any similar agreement or covenant) are a component part of the Company’s goodwill and accordingly, for purposes of the IRS Form 8883, any other Tax Return and the Allocation Schedule, no portion of the Purchase Price (or any other consideration for applicable Tax purposes) will be allocated to such covenants or agreements, and further agree that no portion of the Purchase Price (or any other consideration for applicable Tax purposes) is for compensation relating to past or future services by the Sellers. The Seller’s Representative and Purchaser shall inform each other promptly of any challenge by any taxing authority to the allocation set forth on the Allocation Schedule. Purchaser and Seller Representative shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Purchase Price contemplated by this Agreement.

(c) Apportionment. For purposes of this section, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of the Taxes other than Taxes based on or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, provided that (x) other than with respect to property placed in service after the Closing Date, exemptions, allowances, credits or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, (y) all income, gain or profit arising after the Closing at the Purchaser’s direction and outside of the ordinary course of business, shall be allocated to the portion of the Straddle Period beginning after the Closing Date (for the avoidance of doubt, the foregoing shall not apply to income, gain or profit arising from any Election), and (z) all Transaction Tax Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date in the manner agreed and stated on Schedule 7.4(a)(ii)(C)(ii). Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended at the Closing Date, and the foregoing provisions are not intended to alter any obligation in respect of Taxes for which Purchaser is expressly responsible for or otherwise obligated to pay under this Agreement (including Section 7.4(a)(i)). As and to the extent applicable, Purchaser and Sellers agree to cause a termination of the Company’s taxable year at the end of the Closing Date and shall not use any proration or per-share, per-day (or similar) method of allocating any amount ratably over the year that the Closing occurs.

(d) Contests.

(i) After the Closing, Purchaser shall promptly notify the Seller Representative in writing of any demand, claim or notice received by Purchaser or any Affiliate thereof (including the Company) from any Governmental Body or any other Person relating to the commencement of any Tax-related action, audit, claim for refund, or administrative or judicial proceeding (each, a “Tax Action”) to the extent such Tax Action relates to (each, a “Seller Tax Action”) (x) a Pass-Through Income Tax Return for any period (or portion thereof) during which any Seller held an interest in the Company or (y) any Tax Action the resolution or outcome of which could result in any Tax or related Liability, damage or loss due or payable by any Seller to any Governmental Body or Purchaser (or any of its Affiliates) pursuant to this Agreement (Section 7.4(h)) (each, an “Other Tax Action”). Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of any notice or other document received from any Governmental Body or any other Person in respect of any such asserted Tax liability.

(ii) The Seller Representative shall have the right (at its election and at its own expense and by the counsel and representatives of its own choosing) to control the defense and resolution all Seller Tax Actions by providing written notice to the Purchaser. With respect to any Seller Tax Action controlled by the Seller Representative, (i) the Seller Representative may not settle any Seller Tax Action without the prior written consent of Purchaser (which consent Purchaser will not be unreasonably withhold, conditioned or delayed), (ii) the Seller Representative will keep Purchaser reasonably informed of all material communications with any Governmental Body, and (iii) with respect to any Seller Tax Action that is an Other Tax Action or which is reasonably likely to result in any Tax imposed directly on the Company, Purchaser (at its sole expense) may passively participate in (but not control or otherwise settle or resolve) such Seller Tax Action. The Seller Representative will have the right to participate (at its sole expense) in any proceeding with respect to Tax Action that Seller Representative does not elect to control pursuant to this Section 7.4(d) or that Seller ceases to control (each, a “Purchaser Controlled Action”). Purchaser shall control the conduct of such Purchaser Controlled Action, but Seller shall have the right to participate in such Purchaser Controlled Action at its own expense and, with the written consent of Purchaser, in Purchaser’s sole discretion, and at its expense, Seller may assume control of the conduct of such Tax Action. Purchaser shall not (and shall not cause or permit) the resolution or settlement of any Purchaser Controlled Action without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the foregoing provisions, if Purchaser fails to assume control of the conduct of any such Purchaser Controlled Action within a reasonable period following the receipt by Purchaser of notice of such Tax Action or fails to defend or contest any such Tax Action in good faith or by appropriate proceeds, the Seller Representative shall have the right (but not the obligation) to assume control of such Tax Action and shall be able to settle, compromise and/or concede such Tax Action in its sole discretion.

(e) Cooperation. Purchaser and the Seller Representative shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns of the Company for any Pre-Closing Tax Period or any Straddle Period (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any claim with respect to the Taxes of the Company, which cooperation shall include but not be limited to (i) providing all relevant information that is available to Purchaser and/or Sellers, as the case may be, with respect to such Tax claim; (ii) making personnel available at reasonable times; and (iii) preparation of responses to requests for information. None of Purchaser, the Company or any of their Affiliates shall dispose of any Tax Returns, Tax schedules, material Tax work-papers or any other Books and Records with respect to the Company prior to the expiration of the relevant statute of limitations of the respective Pre-Closing Tax Period, unless it first offers in writing to the Seller Representative the right to take possession of such materials at Sellers’ sole expense and the Seller Representative fails to accept such offer within fifteen (15) days of the offer being made. Notwithstanding anything to the contrary herein, the Sellers and the Seller Representative shall have right to make and/or otherwise retain copies of any Books and Records (and any other documents, worksheets, or other information relating to any Tax Returns) which a Seller or the Seller Representative may determinate is reasonably necessary to the preparation or filing of any Pass-Through Income Tax Return or any Tax Action (or potential Tax Action) for a taxable period (or portion thereof) ending on or before the Closing Date, and, after the Closing, Purchaser and its Affiliates shall provide the Sellers and the Seller Representative with access to (and the right to make and retain copies of) all such Books and Records and other documents or information. Any information obtained under this Section 7.4(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims with respect to any Tax.

(f) Tax Refunds. Upon receipt, but without duplication for any Seller Tax Benefit already paid pursuant to Section 7.4(a)(ii)(C) above, Purchaser shall promptly forward to the Seller Representative, for the benefit of the Sellers, each and every refund, credit or rebate (whether direct or indirect through a right of set-off or credit) of Taxes of the Company, and any interest received thereon, with respect to any taxable year or period (or portion thereof) ending on or before the Closing Date or otherwise in respect of any Taxes included in the determination of the Purchase Price (or any component thereof).

(g) Consolidated Group Issues. Purchaser and the Seller Representative intend that the Company will join Purchaser’s U.S. consolidated federal income Tax group upon Purchaser’s acquisition of the Shares and as a result the Tax year of the Company will end for applicable income Tax purposes at the end of the Closing Date. The Seller Representative and Purchaser agree that the income Tax Return of the Company for such taxable period ending on the Closing Date (x) none of Purchaser or the Company or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Law, and (y) in accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local or foreign Law, any Taxes arising out of, relating to, or resulting from any transactions or actions engaged in by the Company not in the Ordinary Course of Business or taken by or at the direction of Purchaser or any Affiliate thereof that occur on the Closing Date but after the Closing (an “Extraordinary Transaction”) shall be the responsibility of Purchaser and shall be allocable to the taxable period (or portion thereof) beginning after the Closing Date, including for all purposes of this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Seller Representative shall not be liable or responsible for, nor shall it be required to indemnify Purchaser or the Company for, any, such Tax and Purchaser shall indemnify and hold harmless Sellers for any Tax or other loss arising out of, relating to, or resulting from any such Extraordinary Transaction. For the avoidance of doubt, deemed events resulting solely from an Election shall not be considered an Extraordinary Transaction for purposes of this provision.

(h) Tax Indemnification. Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser from and against any actual damages, including all out-of-pocket and reasonable costs and expenses, directly attributable to Taxes resulting from the matters expressly set forth and listed on Schedule 7.4(h); provided that, notwithstanding anything to the contrary herein (including any provision intended to override any conflicting provision), Sellers shall not have any obligation to indemnify or reimburse Purchaser (i) for any damage constituting (in whole or in part) punitive, consequential, incidental, special, or indirect damages, or lost profits, loss of future revenue or income, or any diminution of value or similar damages based on “multiple of profits” or “multiple of cash flow” or other valuation methodology, whether or not such damages were reasonably foreseeable or the Parties contemplated that such damages would be a probable result of a breach of this Agreement or any matters listed on Schedule 7.4(h), (ii) for any Taxes (or related damages) relating to any Transfer Tax, Taxes withheld or deducted from any amounts due or payable to any Seller under this Agreement or Taxes that were included as Company Indebtedness, in the determination of Closing Working Capital or as a Company Transaction Expense, (iii) for any damage resulting from any Fraud or breach of any covenant, representation or warranty by Purchaser or any of its Affiliates (including the Company post-Closing), (iv) damages which relates to any claim for indemnity for which written notice is not provided by Purchaser to the Seller Representative prior to the expiration of applicable period (taking into account the claim made) set forth on Schedule 7.4(h).

(i) Recovery for Tax Indemnity. To the extent Purchaser is entitled to an indemnity payment pursuant to Section 7.4(h) and Schedule 7.4(h), in each case subject to the limitations of Section 7.4(h) and those set forth on Schedule 7.4(h), such indemnification payments shall be satisfied in the following manner, order and priority: (i) first, such amounts shall be paid or satisfied from the R&W Insurance Policy until the limits of the R&W Insurance Policy have been met, to the extent the applicable claims are covered by the R&W Insurance Policy and (ii) second, against the Sellers jointly and severally.

7.5 No Other Representations or Warranties.

(a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that the Company and Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given regarding the Company in Article IV (as modified by the Disclosure Schedules hereto) and those expressly given by Sellers in Article V (as modified by the Disclosure Schedules). Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article IV (as modified by the Disclosure Schedules hereto) or the representations and warranties of Sellers set forth in Article V (as modified by the Disclosure Schedules hereto). Purchaser acknowledges and agrees that none of the Company, nor Sellers or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, or the transactions contemplated by this Agreement not expressly set forth within this Agreement, and Purchaser is not relying on anything other than the express provisions of this Agreement in entering into this Agreement. None of the Company, nor Sellers, any of their respective Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives of or Purchaser’s use of, any such information, including any confidential information memorandum distributed on behalf of Sellers or the Company relating to the Company or other publications, representations, warranties, forecasts, statements or information, including any information provided in a “data room”, “management presentation”, “break-out session” or otherwise to Purchaser or its Affiliates or representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the Share Sale and the other transactions contemplated hereby. Purchaser acknowledges and agrees that the representations and warranties made by the Company and Sellers in this Agreement (as qualified by the Disclosure Schedules) supersede, replace and nullify in every respect all other information, whether written or oral, made available to Purchaser, its Affiliates or its representatives. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation or warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in Law or in equity or whether in contract or in tort) are permitted to any Party as a result of the untruth of any such representation and warranty. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS SET FORTH IN ARTICLE IV AND ARTICLE V, RESPECTIVELY, (X) PURCHASER IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE COMPANY, SELLERS OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MANAGER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND PURCHASER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PURCHASER OR ANY OF PURCHASER’S REPRESENTATIVES.

(b) No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, trustee, beneficiary, Affiliate, agent, attorney or representative of the Company, Sellers or any of their respective Affiliates or any successor or assign thereof (collectively, the “Equityholder Parties”), will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Purchaser or any other Person resulting from (nor will Purchaser have any claim with respect to) (i) the distribution to Purchaser, or Purchaser’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms,” confidential information memorandum or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the Share Sale or with respect to the pre-Closing conduct of the Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise.

(c) In connection with the investigation by Purchaser of the Company, Purchaser has received or may receive from the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser will have no claim against anyone with respect thereto. Accordingly, Purchaser acknowledges that neither the Company, Sellers, nor any Equityholder Party whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Purchaser is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Purchaser agrees that it has not relied thereon.

7.6 WARN Act. In any termination or layoff of any Business Employee by Purchaser or the Company on or after the Closing, Purchaser and the Company will comply fully, if applicable, with the WARN Act and all other applicable Laws, including those prohibiting discrimination and requiring notice to employees, a Governmental Body and/or a government official. Purchaser shall not, and shall cause the Company not to, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or other applicable Laws, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of the WARN Act or other applicable Laws. Purchaser and the Company will bear the cost of compliance with (or failure to comply with) any such Laws.

7.7 R&W Insurance Policy. The R&W Insurance Policy has been bound and issued effective as of the date hereof. Purchaser shall bear any and all R&W Insurance Costs incurred prior to, at or following the Closing. Purchaser and its Affiliates will not amend, waive or otherwise modify Section 8.2 of the R&W Insurance Policy or any other provision of the R&W Insurance Policy relating to subrogation against Sellers without the Seller Representative’s prior written consent. Purchaser shall cause the R&W Insurance Policy to provide expressly that Sellers shall be third-party beneficiaries of and entitled to enforce the foregoing provisions in the R&W Insurance Policy.

7.8 Release. Effective at Closing, Sellers, on the one hand, and Purchaser and the Company, on the other hand, in each case on behalf of itself and its successors, assigns and Affiliates (each referred to collectively as a “Releasor”, as context requires) hereby releases and forever discharges the Purchaser and the Company, in the case where Sellers are the Releasor, or Sellers in the case where Purchaser and the Company is the Releasor, and each of Purchaser’s and the Company’s or Sellers’, as applicable, respective current and former Affiliates, directors, officers, shareholders, employees or independent contractors, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Releasee”) from liability for any and all damages, of whatever kind or nature, at Law or at equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or that do exist, that may now or hereafter at any time be made or brought against any of them relating to or in respect of any period prior to and including the Closing, but excluding (i) in the case of Sellers, claims for indemnification as a director or officer pursuant to Governing Documents and related rights against insurance policies and the rights of D&O Indemnified Persons under Section 7.1 of this Agreement, (ii) any obligations of any Releasee or any rights of a Releasor in each case arising under this Agreement, the Company Documents or the Purchaser Documents and (iii) any obligations of any Releasee or rights of a Releasor under any Contract with the Company that is intended to survive Closing (collectively, the “Released Claims”). Each Releasor agrees to refrain from, directly or indirectly, asserting any claim, action or demand or commencing, instituting or causing to be commenced any claim, action or demand of any kind against any Releasee, based on or arising from any of the Released Claims and represents and warrants that it has not previously transferred and agrees that it will not transfer any Released Claim.

7.9 Permits.

(a) Except to the extent resulting from a breach of any of Sellers’ representations and warranties herein, from and after the Closing Date, Purchaser shall bear sole responsibility for and all liabilities relating to obtaining or maintaining all necessary Permits from any Governmental Body, including DCSA and CFIUS as applicable, under any applicable Laws required in connection with the continued operation of the business of the Company, including by making all necessary registrations and filings (including filings with any Governmental Body) and the taking of all steps as may be necessary to obtain or maintain a Permit from any Governmental Body, including DCSA and CFIUS as applicable.

7.10 Continuing Employees.

(a) Compensation and Benefit Plans. Except to the extent set forth on Schedule 7.10(a) or in any Offer Letter, Purchaser shall cause the Company, for a period beginning on the Closing Date and ending on December 31, 2021 (i) to provide each Business Employee who continues employment following the Closing Date (collectively, the “Continuing Employees”) with (i) base salaries or wages and target annual bonus and incentive compensation opportunities that are, in all material respects, no less favorable, in the aggregate, than those in effect for such Continuing Employees immediately prior to the Closing, and (ii) employee benefits (excluding equity or equity-based, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control and retention benefits) under employee benefit plans, programs, contracts and arrangements that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employees immediately prior to the Closing.

(b) Service Credit. Purchaser covenants that, for purposes of eligibility to participate and vesting (but excluding benefit accrual) under any employee benefit plan, program or arrangement established or maintained by Purchaser (but excluding any equity or equity-based, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control and retention benefits), the Continuing Employees will receive full credit for service accrued or deemed accrued under any Company Benefit Plan in which the Continuing Employees were eligible to participate immediately prior to the Closing or under any new Purchaser employee benefit plan to the same extent and for the same purpose as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under the corresponding Company Benefit Plan; provided, however, that no such service shall be recognized to the extent that such recognition would result in any duplication of benefits under any similar employee benefit plan. With respect to any Purchaser group health plans, Purchaser covenants that it will use commercially reasonable efforts to waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, or waiting periods or required physical examinations, if any, with respect to participation and coverage requirements applicable to the Continuing Employees under any such plans to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the corresponding welfare plan in which any such employee participated immediately prior to the Closing.

(c) No Right to Future Employment. Nothing contained in this Section 7.10, express or implied, is intended to require Purchaser or its Affiliates to continue to employ any of the Continuing Employees for any specific period of time or to confer upon any Person that is not a party to this Agreement any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Benefit Plan or any employee benefit plan of Purchaser or its Affiliates.

7.11 Covenants Not to Compete and Not to Solicit or Hire. Sellers acknowledge that the Company has over many years devoted substantial time, effort and resources to developing the Company’s trade secrets and other confidential and proprietary information, as well as the Company’s relationships with customers, suppliers, employees and others doing business with the Company; that such relationships, trade secrets and other information are vital to the successful conduct of the Company’s businesses in the future; that because of Sellers’ access to the Company’s confidential information and trade secrets, Sellers would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were Sellers to be allowed to compete with the Company or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against Sellers would not impose any undue burden upon either Seller; and that the ability to enforce the restrictive covenants against Sellers is a material inducement to the decision of Purchaser to consummate the transactions contemplated by this Agreement. Accordingly, during the Restricted Period:

(a) Each Seller hereby agrees, within the United States of America, not to, directly or indirectly through any Subsidiary or otherwise, own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in, or act as a partner, manager, member, principal, executive, employee, agent, representative, consultant or independent contractor of, or licensor to, any business engaged in a business similar to or competitive with the business as conducted by the Company as of the Closing Date (the “Restricted Business”). Notwithstanding the foregoing, Sellers may collectively own up to 3% of the outstanding equity securities of any entity listed on a national stock exchange or actively traded in the over-the-counter market.

(b) Each Seller hereby agrees not to, directly or indirectly, initiate contact with or solicit any person employed or individual independent contractor retained by Purchaser, the Company or any other Subsidiary of Purchaser at any time during the preceding six (6) months (each a “Restricted Employee”), with the intent of hiring such Restricted Employee, hire or otherwise engage any such Restricted Employee, or induce or otherwise counsel, advise or encourage any such Restricted Employee to leave the employment or independent contractor relationship with Purchaser, the Company or any other Subsidiary of Purchaser, provided, however, that, except for the foregoing restriction on hiring or engaging any Restricted Employee, the foregoing shall not apply with respect to any Seller (i) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet or social media) that are not directed to or designed specifically to target the Restricted Employees (or any one of them), or (ii) or engaging any recruiting firm or similar organization to conduct a search on behalf of such Seller that is not directed to or designed specifically to target the Restricted Employees (or any one of them).

(c) Neither Seller will directly or indirectly knowingly, for him- or itself or on behalf of or in conjunction with any other Person, cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the Purchaser or the Company to cease or reduce the extent of its business relationship with the Purchaser or the Company or to deal with any competitor of the Purchaser or the Company.

As used herein, “Restricted Period” means the period commencing on the Closing Date and ending on the 5th annual anniversary of the Closing Date. The Restricted Period will be extended for a Seller by the length of any period during which such Seller has been found by a court of competent jurisdiction to be in breach of the terms of this Section 7.11.

If any provisions of this Section 7.11 should be found to be void under applicable Law but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be determined by a court of competent jurisdiction, necessary to make them valid and effective.

ARTICLE VIII

MISCELLANEOUS

8.1 Non-Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement shall terminate and expire at the Closing and accordingly, from and after the Closing there shall be no liability in respect of any of the representations and warranties set forth in this Agreement, regardless of the legal theory under which such liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; provided that nothing in this Section 8.1 shall limit a Party’s rights in the event of Fraud. All covenants and agreements of any Party set forth in this Agreement shall survive the Closing Date until fully performed in accordance with their terms; provided, however, that any of the Parties’ respective covenants and agreements that contain express survival periods or contemplate future performance or obligations shall survive the Closing Date for the period provided in accordance with their express terms; provided further that nothing in this Section 8.1 shall limit Sellers’ obligations to provide indemnification pursuant to Section 7.4(h). Notwithstanding anything to the contrary in this Agreement, the survival period set forth in this Section 8.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.

8.2 Expenses. Except as otherwise expressly set forth herein, all costs and expenses (including any brokerage commissions or any finder’s or investment banker’s fees and including attorneys’ and accountants’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses.

8.3 Submission to Exclusive Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Subject to Section 2.3 (which will govern any dispute arising thereunder), the Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, New Castle County, or to the extent such court declines jurisdiction, first to any federal court, or second to any state court, each located in Wilmington, Delaware, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.6.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT HE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4 Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedules and any exhibits hereto), the Confidentiality Agreement, the Company Documents, the Purchaser Documents and the Seller Documents represent the entire understanding and agreement by and among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, Sellers, and the Seller Representative. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

8.5 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Disclosure Schedules hereto, and all claims or disputes arising hereunder or thereunder in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (with written confirmation of transmission) if the sender on the same day sends a confirming copy of such notice pursuant to clause (iii), or (iii) one Business Day following the day sent by commercial overnight courier (with written confirmation of receipt), in each case at the following postal addresses and email addresses (or to such other postal address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers or the Seller Representative to:

Michael Shuman

1 Blake Road

Weston, MA 02493

Email: michael@shumanhouse.com

With copies (which shall not constitute notice) to:

Locke Lord LLP

111 Huntington Avenue

Boston, MA 02199-7613

Attention: George Ticknor and Paul M. Mahoney, Jr.

Email: George.Ticknor@lockelord.com and

Paul.Mahoney@lockelord.com

If to Purchaser or to the Company, to:

Kelly Services, Inc.

999 West Big Beaver Road

Troy, MI 48084 USA

Attention:         Richard Wallace

   Yana Krivozus

   Janis Acosta

Email:               wallar2@kellyservices.com

   yana.krivozus@kellyservices.com

   janis.acosta@kellyservices.com

With a copy to:

Jasso Lopez PLLC

950 E. State Hwy 114, Suite 160

Southlake, Texas 76092

Attention:         Erik Lopez

Email:               erik@jassolopez.com

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party except that the D&O Indemnified Persons, Equityholder Parties and Locke Lord LLP shall have the rights expressly provided to them in this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, Purchaser may assign this Agreement to any Subsidiary of Purchaser, or to any lender to Purchaser or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender will in any way affect Purchaser’s obligations or liabilities under this Agreement, and (b) Sellers may assign this Agreement to any of their beneficial owners or successors by operation of law. No assignment or delegation of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to such Party shall also apply to its assignee unless the context otherwise requires.

8.9 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.

8.10 No Recourse or Personal Liability. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, Purchaser agrees and acknowledges, both for itself and its Affiliates, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Equityholder Parties, whether in their capacity as such or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Equityholder Parties, whether in their capacity as such or otherwise, for any obligation of the Company or Sellers under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. Nothing in this Section 8.10 will limit in any way any of the obligations of, or any Person’s recourse against, Sellers as expressly provided in this Agreement or any Seller Document.

8.11 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that one of the Parties does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.12 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, Sellers and the Seller Representative shall have the right, at their election, to retain Locke Lord LLP to represent them in such matter, even if such representation shall be adverse to Purchaser and/or the Company. Purchaser and the Company, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably consent to any such representation in any such matter. Purchaser and the Company, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of: (1) any adversity between the interests of Sellers and the Seller Representative on the one hand and Purchaser and the Company on the other hand, in any such matter; and/or (2) any communication between Locke Lord LLP and the Company, its Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of the Company prior to Closing.

8.13 Protected Communication. The Parties agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in Sellers, the Seller Representative and their successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney-client privilege and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in Sellers, the Seller Representative and their successors in interest and shall be exercised or waived solely as directed Sellers, the Seller Representative or their successors in interest. None of the Company, Purchaser or any Person acting on any of their behalf shall, without the prior written consent of Sellers, the Seller Representative or their successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein, provided, however, the foregoing shall neither prohibit Purchaser from seeking proper discovery of such documents nor Sellers or the Seller Representative or their successors in interest from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto.

8.14 No Waiver of Privilege, Protection from Disclosure or Use. The Parties understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the Parties understands and agrees that he or it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including with respect to information involving or concerning the same subject matter as the disclosed information. The Parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence. The Parties further agree that promptly after the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

8.15 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or PDF file, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

8.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.17 Conflict Between Transaction Documents. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

8.18 Deliveries to Purchaser. Any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item (i) was included in the electronic data room maintained by or on behalf of Sellers in connection with the transactions contemplated by this Agreement at least three (3) Business Days prior to the date hereof and maintained therein for not less than two (2) Business Days or (ii) actually delivered or provided to Purchaser or any of its representatives at least one (1) Business Day prior to the date hereof.

8.19 Prevailing Party. In the event Legal Proceeding is commenced or threatened by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such Legal Proceeding will be reimbursed by the non-prevailing Party; provided, that if any Party prevails in part, and loses in part, in such Legal Proceeding, the court, arbitrator or other adjudicator presiding over such Legal Proceeding will award a reimbursement of the fees, costs and expenses incurred by the parties in such Legal Proceeding on an equitable basis.

8.20 Appointment of Seller Representative. Each Seller hereby irrevocably appoints Michael Shuman as the Seller Representative effective from and after the date of this Agreement, as his, her or its sole and exclusive agent and attorney-in-fact for each such Party, for and on behalf of such Party, with full power and authority to represent each Party and its successors and assigns, with full power of substitution in the premises, with respect to all matters arising under this Agreement and any other agreement to which such Seller is a party, and to defend or resolve any dispute arising under or in connection with this Agreement or any such other agreement, and to amend or waive the performance by Purchaser of any provision of this Agreement or any such other agreement, and to receive all sums payable to such Party, and all actions taken by the Seller Representative under this Agreement or such other agreements will be binding upon such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by such

Seller. The authority conferred under this Agreement will be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by any of the aforementioned parties, or by operation of law, whether by the death or incapacity or change of control of a Seller, or the termination of a Seller that is a trust or estate, or the occurrence of any other event. If a Seller should die or become incapacitated, a Seller that is a trust or estate should terminate, or if any other such event should occur, any action taken by the Seller Representative with respect to the Party in question will be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Seller Representative had received notice of such death, incapacity, termination or other event. Each of the Sellers will be deemed a party or a signatory to any agreement, document, instrument or certificate that the Seller Representative signs in its capacity as the Seller Representative. In performing any of his duties under this Agreement or any other agreement or in the event of any alleged failure to perform his duties under this Agreement or any other agreement, the Seller Representative will not be liable to Sellers for any liabilities that a Seller may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any other agreement, and the Seller Representative will be indemnified and held harmless by each of the Sellers for such liabilities; provided, however, that the Seller Representative will not be entitled to indemnification for liabilities to the extent that a court of competent jurisdiction has finally determined that the actions or omissions of the Seller Representative both (i) were taken or omitted not in good faith and (ii) constituted willful default under this Agreement or such other agreement. A decision, act, instruction or Consent of the Seller Representative constitutes a decision, act, instruction or Consent of all Sellers and is final, binding and conclusive upon Sellers, and the Purchaser may rely upon any such decision, act, instruction or Consent of the Seller Representative as being the decision, act, instruction or Consent of Sellers. The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, instruction or Consent of the Seller Representative. Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Seller Representative as being genuine and correct and having been duly signed or sent by the Seller Representative.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

KELLY SERVICES, INC.

By:	/s/ Olivier G. Thirot
Name: Olivier G. Thirot
Title: Executive Vice President and Chief Financial Officer

SELLERS:

By:	/s/ Michael Shuman
Michael Shuman, individually

THE MICHAEL A. SHUMAN IRREVOCABLE GST TRUST OF 2019 DATED AUGUST 22, 2019

By:	/s/ Jill Hafetz
Name: Jill Hafetz
Title: Trustee

SELLER REPRESENTATIVE:

By:	/s/ Michael Shuman
Michael Shuman, as Seller Representative

COMPANY:

SOFTWORLD, INC.

By:	/s/ Michael Shuman
Name: Michael Shuman
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]